Filed pursuant to Rule 424(b)(3)

Registration No. 333-222809

PROSPECTUS

1,167,200 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain of our stockholders named in the section of this prospectus titled “Selling Stockholders” (collectively, the “Selling Stockholders”) of up to 1,167,200 shares (collectively, the “Shares”) of our common stock, par value $0.001. The Shares being offered under this prospectus are comprised of:

(a)	445,600 shares of common stock that were purchased by the Selling Stockholders in transactions with us or with our affiliates pursuant to exemptions from the registration requirements of the Securities Act;
(b)	621,600 shares of common stock issuable upon the exercise of outstanding Series S Warrants allowing the holders to purchase shares of common stock at an exercise price of $3.42 per share through September 29, 2022; and
(c)	100,000 shares of common stock issuable upon the exercise of outstanding Series T Warrants allowing the holders to purchase shares of common stock at an exercise price of $1.70 per share through November 26, 2025.

Although we will pay substantially all the expenses incident to the registration of the Shares, we will not receive any proceeds from the sales by the Selling Stockholders. We may however receive proceeds, if any, from the exercise of warrants. The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the Shares or interests therein may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. If a Selling Stockholders is determined to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act.

Our common stock is presently quoted for trading under the symbol “WNDW” on the OTC Markets Group Inc.’s OTC Pink-Current Information tier (the “OTCPINK”). On February 16, 2021 the closing price of the common stock, as reported on the OTCPINK was $18.50 per share. Each of the Selling Stockholders has advised us that he, she or it, will sell the Shares of common stock registered hereunder from time to time in the open market, on the OTCPINK, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

The purchase of the Shares offered through this prospectus involves a high degree of risk. Please refer to “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2021

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About This Prospectus

All references in this prospectus to “we,” “us,” “our,” “Company,” “our Company” and “SolarWindow” refer to SolarWindow Technologies, Inc. and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus or any related prospectus supplement.

We and the Selling Stockholders have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: we and the Selling Stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Trademarks

This prospectus contains references to our trademarks, trade names and service marks, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts, subscription-based publications and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable, but we have not independently verified the accuracy of this information. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

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Prospectus Summary

This summary highlights certain information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before investing in the securities offered pursuant to this prospectus. You should read the entire prospectus carefully, including the “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before making an investment decision.

Our Company

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. Effective as of March 9, 2015, we amended our Articles of Incorporation to change our name to SolarWindow Technologies, Inc.

Our executive office is located at 430 Park Avenue, Suite 702, New York, New York 10022. Our telephone number is (800) 213-0689; our email is info@solarwindow.com. Our website is www.solarwindow.com. Information contained on our web site (or any other website) does not constitute part of this prospectus.

Our operations are conducted primarily from our offices in the Republic of South Korea, located at JA-1022HO 10F, 338, Gwanggyojungang-ro, Suji-gu, Yongin-si, Gyeonggi-do, Republic of Korea (the “Korean Office”). Our staff in the Korean Office consists of four individuals, including John Rhee, President and Director of both SolarWindow Technologies, Inc. and SolarWindow Asia Co., Ltd.

Our research and development activities are conducted at the U.S. Department of Energy’s National Renewable Energy Laboratories in Golden, Colorado pursuant to a Cooperative Research and Development Agreement.

All of our other officers, employees and consultants currently work remotely.

Background

We are a pre-revenue company developing proprietary transparent electricity-generating coatings, and methods for their application to various materials (“LiquidElectricity™ Coatings”). When applied to materials such as glass and plastics, our LiquidElectricity™ Coatings generate electricity by harvesting light energy from natural sun, artificial light, and low, shaded, or reflected light conditions.

We apply ultra-thin layers of LiquidElectricity™ Coatings to rigid glass, and flexible glass and plastic surfaces where they transform otherwise ordinary surfaces into organic photovoltaic devices. When applied to otherwise ordinary glass, for example, these coatings generate electricity, producing power under natural, artificial, low, shaded, and reflected light conditions. Potential applications of our LiquidElectricity™ Coatings span multiple industries, including architectural, automotive, agrivoltaic (greenhouse agriculture), aerospace, commercial transportation and marine.

We have achieved important milestones and overcome major technical challenges in order to broaden the range of materials and products that we can coat to generate electricity. Our goals in developing electricity-generating products have included ensuring transparency and esthetics, optimizing power generation, and lowering the costs of our coating materials and their related application.

The subject of over 90 granted and in-process trademark and patent filings, our coatings and application processes and technologies can be applied to generate electricity on building facades, balcony railings, curtain walls, skylights, and shading systems, as well as automotive, truck, marine and aircraft applications, and consumer products and military uses.

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Our research and development activities are conducted through a Cooperative Research and Development Agreements with the U.S. Department of Energy’s National Renewable Energy Laboratories in the United States; and, our executive management and operations are primarily supported by contract partners and service providers, suppliers, part-time and full-time contract staff, and Advisors in the United States, Canada, and South Korea.

To advance the technical development and subsequent commercialization of our products, we are actively seeking technology and product licensing and joint venture arrangements with commercial partners in the United States, South Korea, and elsewhere, who have established technical competencies, manufacturing capabilities, market reach, and mature distribution networks.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and product development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early-stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 11 of this prospectus.

The Offering

Securities Being Registered:	Up to 1,167,200 shares of common stock, comprised of:

(a) 445,600 shares of common stock that were purchased by the Selling Stockholders in transactions with us or with our affiliates pursuant to exemptions from the registration requirements of the Securities Act;

(b) 621,600 shares of common stock issuable upon exercise outstanding Series S Warrants allowing the holders to purchase shares of common stock at an exercise price of $3.42 per share through September 29, 2022; and

(c) 100,000 shares of common stock issuable upon exercise of outstanding Series T Warrants allowing the holders to purchase shares of common stock at an exercise price of $1.70 per share through November 26, 2025.

Offering Price:	Each of the Selling Stockholders will determine at what price hem she or it may sell the Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

Selling Stockholders:	The Selling Stockholders are existing stockholders who purchased or otherwise acquired shares, or warrants to purchase shares, of our common stock from us in private transactions pursuant to exemptions from the registration requirements of the Securities Act. Please refer to the section titled “Selling Stockholders” of this prospectus.

Shares Outstanding Prior to Completion of the Offering:	As of the date of this prospectus there were 53,186,799shares of our common stock issued and outstanding.

Shares Outstanding upon Closing of the Offering:	Assuming all shares registered for resale are sold, including the maximum number of shares issued upon exercise of the Series S Warrants and Series T Warrants, upon closing of this offering there will be 53,893,533 shares issued and outstanding (without giving effect to the exercise of any outstanding options or warrants).

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Authorized Capital Stock:	Our authorized capital stock consists of stock of 300,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. No preferred shares were issued and outstanding.

OTCPINK Symbol:	WNDW

Transfer Agent:	Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601.

Risk Factors:	Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and product development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early-stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section titled “Risk Factors” of this prospectus.

Use of Proceeds:	Although we will pay substantially all the expenses incident to the registration of the Shares, we will not receive any proceeds from the sales by the Selling Stockholders.

Duration of Offering:	Pursuant to the terms of applicable registration rights agreements between us and the Selling Stockholders (the “Registration Rights Agreement”) we agreed to register for resale all of the shares issued to such Selling Stockholders, including shares issuable upon exercise of warrants purchased by them from us in offerings exempt from the registration requirements of the Securities Act, and to keep the registration statements, of which this prospectus is a part of, until the earlier of: (a) the date such Selling Stockholders securities have been sold in accordance with this prospectus; (b) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to our transfer agent as reasonably determined by us, upon the advice of our counsel; or (c) such securities have otherwise been disposed of by the investor pursuant to an exemption from the registration requirements of the Securities Act.

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Selected Financial Data

The following tables set forth a summary of certain selected consolidated financial data for the three months ended November 30, 2020 and 2019 and for the fiscal years ended August 31, 2020 and 2019. This information is derived from our consolidated financial statements. Historical results are not necessarily indicative of the results that may be expected for any future period. The consolidated financial data below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included elsewhere in this prospectus.

Statements of Operations Data

	For the Three Months Ended November 30, 2020 Unaudited	For the Three Months Ended November 30, 2019 Unaudited

Revenue	$-	$-
Loss from operations	$(2,547,649)	$(1,199,781)
Net loss	$(2,537,035)	$(1,105,278)
Basic and diluted net loss per share	$(0.05)	$(0.02)

	For the Year Ended August 31, 2020	For the Year Ended August 31, 2019

Revenue	$-	$-
Loss from operations	$(7,603,463)	$(6,410,865)
Net loss	$(7,353,062)	$(6,887,678)
Basic and diluted net loss per share	$(0.14)	$(0.14)

Weighted average shares outstanding used in basic and diluted net loss per share calculation

Balance Sheet Data	As of November 30, 2020	As of August 31, 2020	As of August 31, 2019

Cash and cash equivalents	$8,549,510	$14,151,523	$16,604,011
Working capital	$13,897,863	$14,590,959	$17,053,071
Total assets	$15,408,126	$16,176,308	$18,668,497
Total liabilities	$136,223	$209,179	$221,215
Total Stockholders’ equity	$15,271,903	$15,967,129	$18,447,282

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Risk Factors

The following risk factors and the forward-looking statements elsewhere in this prospectus should be read carefully in connection with evaluating the business of the Company. A wide range of events and circumstances could materially affect our overall performance and our results of operations, and therefore, an investment in us is subject to risks and uncertainties. In addition to the important factors affecting specific business operations and the financial results of those operations identified elsewhere in this prospectus, the following important factors, among others, could adversely affect our operations. While each risk is described separately below, some of these risks are interrelated and it is possible that certain risks could trigger the applicability of other risks described below. Also, the risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us, or that are currently deemed immaterial, could also potentially impair our overall performance, the performance of particular businesses and our results of operations. These risk factors may be amended, supplemented or superseded from time to time in filings and reports that we file with the SEC in the future.

Risks Related to the Covid-19 Pandemic

A novel strain of coronavirus, the COVID-19 virus, may adversely affect our business operations and financial condition.

In December 2019, an outbreak of the COVID-19 virus was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 virus a global pandemic and on March 13, 2020, President Donald J. Trump declared the virus a national emergency in the United States. This highly contagious disease has spread to most of the countries in the world and throughout the United States, creating a serious impact on customers, workforces and suppliers, disrupting economies and financial markets, and potentially leading to a world-wide economic downturn. It has caused a disruption of the normal operations of many businesses, including the temporary closure or scale-back of business operations and/or the imposition of either quarantine or remote work or meeting requirements for employees, either by government order or on a voluntary basis. The pandemic may adversely affect our operations, our employees and our employee productivity. It may also impact the ability of our subcontractors, partners, and suppliers to operate and fulfill their contractual obligations, and result in an increase in costs, delays or disruptions in performance.

Our employees are working remotely and using various technologies to perform their functions. In reaction to the spread of COVID-19 in the United States, many businesses have instituted social distancing policies, including the closure of offices and worksites and deferring planned business activity. The disruption and volatility in the global and domestic capital markets may increase the cost of capital and limit our ability to access capital. Both the health and economic aspects of the COVID-19 virus are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the coronavirus pandemic and associated protective or preventative measures expand, we may experience a material adverse effect on our business operations, revenues and financial condition, and development; however, its ultimate impact is highly uncertain and subject to change.

Risks Related to Our Financial Condition and Need for Additional Financing

We have not generated any revenues and have experienced significant losses to date and we expect to continue incur losses for the foreseeable future. Consequently, we will require additional financing in the future to maintain and expand operations into advanced stages of product development and fabrication, and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects.

We have experienced and continue to experience negative cash flows from operations. We have not generated any revenue since inception and do not expect to generate any substantial amounts of revenue for the foreseeable future. We had a net loss of $7,353,062 and $6,887,678 for our fiscal years ended August 31, 2020 and 2019. As of November 30, 2020, we had cash on hand of $8,549,510 and working capital of $13,897,863. Based on management’s assessment, the Company has sufficient cash to meet its current funding requirements over the next twelve months following the date of this prospectus, to meet our projected product development and fabrication goals during this period. However, our current cash reserves will not be sufficient to permit us to maintain or expand our operations beyond this period.

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We are currently in the advanced stages of our research and early stages of product development and have come to the point where larger, faster, and more precise equipment is necessary for development to continue and to be able to come to market with a commercially viable product. We expect that we will need to raise substantial additional capital to accomplish our business plan in future years.

We anticipate seeking additional funding through financial or strategic investors. If adequate funds are not available on reasonable terms, or at all, it would result in a material adverse effect our business, operating results, financial condition and prospects. In particular, the Company may be required to delay; reduce the scope of or terminate its research and development programs; sell rights to its technology or other technologies or products based upon these technologies; or license the rights to these technologies or products on terms that are less favorable to us than might otherwise be available.

If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Even if financing is available to us, because we cannot currently estimate the amount of funds or time required to commercialize our technologies, we may secure less funding than is actually required to effectuate our business plan.

As noted above, we are currently in the advanced stages of our research and early stages of product development. We have come to the point where larger, faster, and more precise equipment is necessary for all facets of technology and product development to continue and to be able to come to market with a commercially viable product. We, however, cannot accurately predict the amount of funding or the time required to successfully commercialize our technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and product development efforts; the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and product development programs; competitive and technological advances; the cost of filing, prosecuting, defending and enforcing claims with respect to patents; the regulatory approval process; process manufacturing; marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

In order to obtain the required financing, we may enter in transactions that may dilute the ownership interest of our current stockholders.

In order to raise sufficient capital to meet its financial obligations, we may enter into financing transactions that would result in dilution of the ownership interests of our current stockholders or which may involve the sale of our securities at prices that are at a discount to current market price of our stock as reported on the OTCPINK. Such sales will be made at prices determined by our Board based on factors deemed appropriate at the time; accordingly, such sales by us could be made at prices less than the price of the shares of our common stock purchased, in which case, investors could experience dilution of their investment.

Adverse conditions in the alternative energy or the global economy more generally could have adverse effects on our results of operations and consequently the price of our common stock.

Our business is exposed to significant financial risks, most of which are beyond our control, related to interest rates, State & Federal subsidies, the modified accelerated cost recovery system, taxes, and general economic conditions both domestic and internationally. These risks may affect our ability to effect (i) borrowings or to raise capital through the offer and sale of equity based securities and (ii) the execution of our business plan and product commercialization efforts by thwarting consumer demand for our products, and thereby adversely impacting our potential revenue and profitability.

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An increase in raw material prices could have negative consequences on our long-term profitability.

We face exposure to fluctuations in energy, raw materials, chemicals, and glass and plastic film prices. If we are not able to hedge, compensate or pass on our increased costs through a supply-chain or to customers, this could have an adverse impact on our financial results and stability, and deployment of our products.

Risks Related to Our Technology, Products and Operations

The development of our technology is subject to the risks of failure inherent to the development of any novel technology.

Ultimately, the development and commercialization of our technology is subject to a number of risks that are particular to the development and commercialization of any novel technology. These risks include, but are not limited to, the following:

•	our research and development efforts may not produce a commercially viable product;
•	we may not be able to develop an industrial process required to manufacture a commercial product;
•	we may fail to maintain license rights to the SolarWindow™ technology (or any of its derivatives);
•	we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the SolarWindow™ (or any of its derivatives);
•	we may fail to integrate our process into an industrial setting for the manufacturing of products;
•	our technology (or any of its derivatives) may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory or safe operating approvals;
•	our technology (or any of its derivatives), even if safe and effective, may be difficult to manufacture on a large scale or be uneconomical to market;
•	our marketing license or proprietary rights to products derived from the our technology may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing our technology; or,
•	third parties may market superior, more effective, or less expensive technologies or products having comparable performance and appearance characteristics to the LiquidElectricity™ Coatings (or any of its derivatives).

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of our technology will require significant further research, development and testing as we must ascertain whether our technology can form the basis for a commercially viable technology or product. If our research and development fails to prove the commercial viability of our technology, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value and you may lose your investment. We anticipate remaining engaged in technology and initial product development for (a) specific product(s) through at least December 31, 2021.

If we ultimately do not obtain the necessary regulatory and safe operation approvals for the commercialization of our technology, we will not achieve profitable operations and your investment may be lost.

In order to commercialize our technology, we may need to obtain regulatory approval from various local, state, federal or international agencies; or approval from global safety certifying organizations that will certify safe operation of our products. At this time, we do not have a product to be submitted for regulatory or safe operating approval. The process for obtaining these approvals may be time consuming and costly, and there is no guaranty that we will be able to obtain such approvals. The failure to obtain any necessary approvals could delay or prevent us from achieving revenue or profitability, which could result in the partial or total loss of your investment.

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We are operating in highly fragmented and competitive market and our competitors have several competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, building integration, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The alternative and renewable energy industry is characterized by intense competition, rapid product development and technological change.

Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to, or are competitive with, any technology we may develop.

These companies, research institutions and universities may have several competitive advantages over us, including:

•	Significantly greater name recognition;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	processes that are operational and manufacturing prototype or final products;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	significantly greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Any products developed from our technology will face competition from other companies producing solar power and/or energy harvesting or storage products.

The solar power market is intensely competitive and rapidly evolving. Some of our competitors are better capitalized, have more employees, and have established market positions than SolarWindow. There are a number of companies that produce solar power and alternative energy products, which may be competitive with those that we are seeking to develop. Additionally, some of our competitors may be developing or currently producing products based on new solar power and alternative energy technologies that may have a cost basis similar to, or lower than, our projected product costs.

Accordingly, If we fail to attract and retain customers and establish a successful distribution network for our products, we may be unable to achieve adequate sales and market share; or, if our competitors’ products, services or technologies become more accepted than ours, or if they are successful in bringing their products or services to market earlier than us our revenues could be adversely affected.

As noted above, some of our current and potential competitors have significantly greater resources and better competitive positions in certain markets than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market requirements. Our competitors may develop products, features, or services that are similar to ours or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. See “Our Business.”

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Mergers of, or other strategic transactions by, our competitors could weaken our competitive position or reduce our revenue.

If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. A potential result of such expansion is that certain of our current or potential competitors may be acquired by third parties with greater available resources and the ability to further invest in product improvements and initiate or withstand substantial price competition. Our competitors also may establish or strengthen cooperative relationships with our current or future value-added resellers, third-party consulting firms or other parties with whom we have relationships, thereby limiting our ability to promote our products. Disruptions in our business caused by these events could reduce our revenue.

Technological changes could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine or advance our technologies, and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The alternative and renewable energy industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in additional technology research & development, and product development to keep pace with technological advances in the industry and to compete in the future; we may be unable to secure such financing. We believe that a variety of competing solar and alternative or renewable energy technologies may be in development by other companies that could result in lower manufacturing costs and/or higher product performance than those expected for our products. Our development efforts may be hindered or rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of transparent electricity-generating products.

To the extent we are able to develop and commercialize products, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer, architectural and engineering acceptance of our products;
•	our failure to produce products that compete favorably against other alternative or renewable energy, or solar-photovoltaic power products on the basis of cost, quality, durability, reliability, and performance;
•	our failure to produce products that compete favorably against conventional energy sources and distributed-generation technologies on the basis of cost, quality and performance;
•	our failure to qualify for and secure government grants, tax incentives and any other financial subsidies that may be available to consumers for the implementation of alternative or renewable energy technologies such as solar systems at such time as our products become available for commercial sale, and which potential customers for our products may reasonably expect; and
•	our failure to develop and maintain successful partnerships with manufacturers, distributors, and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales, market share, or profitability.

If organic solar photovoltaic light energy harvesting technologies are not suitable for widespread adoption or sufficient demand for such products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit our technology.

The market for OPV solar-energy related products is emerging and rapidly evolving, and the market for energy harvesting products is generally unproven and not well established. The success of products for these markets is uncertain.

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If our OPV solar power or light energy harvesting technologies prove unsuitable for widespread commercial deployment or if demand for such power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for such products in the particular markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of organic solar photovoltaic light energy capture and conversion products, including:

•	cost-effectiveness of such technologies as compared with conventional and competitive alternative or renewable energy technologies;
•	performance, durability, and reliability of such products as compared with conventional and competitive alternative energy products;
•	success of other alternative or renewable energy technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators, and solar thermal technologies;
•	public concern regarding energy security, the potential risks that may be associated with global warming, the environmental and social impacts of fossil fuel extraction and use;
•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative or renewable energy generating products;
•	fluctuations in the prices of fossil fuels or their derivatives;
•	capital expenditures by customers, which tend to decrease when domestic or foreign economies slow;
•	potential deregulation of the electric power industry and broader energy industry initiatives; and
•	availability of government, state, feed-in tariff, and other financial subsidies and incentives.

Our growth and success depends on our ability to develop new products and services and adapt to market and customer needs.

The sectors in which we operate experience rapid and significant changes due to the introduction of innovative technologies. Introducing new technology products and innovative services, which we must do on an ongoing basis to meet customers' needs, requires a significant commitment to research and development, which may not result in success. The company is pre-revenue and may suffer if it invests in technologies that do not function as expected or are not accepted in the marketplace; its products, systems or service offers are not brought to market in a timely manner; or products become obsolete or are not responsive to our customers' needs or requirements.

Our business model and strategy are based on growth through in-licensing, out-licensing, cross-licensing, acquisitions, joint ventures and mergers that may be difficult to execute.

Our business model and strategy are based on growth through in-licensing, out-licensing, cross-licensing, acquisitions, joint ventures and mergers. External growth transactions are inherently risky because of the difficulties that may arise in integrating people, operations, technologies and products, and the related acquisition, administrative and other costs.

As noted above, we plan to continue to make acquisitions, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we intend to make acquisitions to add specialized employees, complementary companies, products, or technologies. However, we have not made any acquisitions to date, and, as a result, our ability to acquire and integrate larger or more significant companies, products, or technologies in a successful manner is unproven. In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Any acquisitions that we consummate may not achieve our goals, and could be viewed negatively by investors. In addition, if we fail to successfully integrate any acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

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We may be the subject of product liability claims and other adverse effects due to defective products, design faults or harm caused to persons and property.

Our products may not operate properly or could contain design or fabrication faults or defects, which could give rise to disputes in respect of its performance, degradation and reliability giving rise to liability. Product liability related to defective products could lead to a loss of revenue, claims under warranty, and legal proceedings. Such disputes could result in a fall-off in demand or harm our reputation for product performance, safety, and/or quality.

Our products will be subject to environmental, occupational safety & health regulations, including but not limited to Underwriter Laboratory (UL) Certification, European Conformity (CE) Certification, electrical codes, and other state and federal, European Union (EU), and other Country regulations.

Our products will be subject to extensive and increasingly stringent environmental, occupational safety and health regulations and certifications, including but not limited to, Underwriter Laboratory (UL) Certification, electrical codes, and other state and federal, EU laws, regulations, and standards (“Laws & Regulations”). There can be no guarantee that we will not be required to pay significant fines or compensation as a result of past, current or future breaches of Laws & Regulations. This exposure exists even if we are not responsible for the breaches, in cases where they were committed in the past by companies or businesses that were not part of ours that may be exposed to the risk of claims for breaches of these Laws & Regulations. Such claims could adversely affect our financial position and reputation. If we fail to conduct our business in full compliance with the applicable Laws & Regulations, the judicial or regulatory authorities could require us to conduct investigations and/or implement costly curative measures.

We lack sales and marketing experience and will likely rely on third party marketers.

We have limited experience in sales, marketing or distribution of photovoltaic and energy capture and conversion and generating products. We expect to market and sell or otherwise commercialize our technology (or any of its derivatives) through distribution and supply-chain channels, co-marketing, co-promotion or licensing arrangements with third parties. Therefore, any revenues received by us will be dependent on the efforts of third parties. If any such parties breach or terminate their agreements with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of our technology (or any of its derivatives) would be delayed or terminated, which would adversely affect our ability to generate revenues and our profitability.

We may not be able to integrate our process and/or technologies into a manufacturing process necessary to produce a manufacturable product.

Without sufficient capital, human resources, the appropriate process equipment, or required supply chain, the Company may not be capable of integrating its process and/or technologies into a manufacturing process necessary to produce a manufacturable product. The innovation of our processes and technologies is a crucial strategic concern, with mounting pressure to meet anticipated power, financial, and ROI and IRR for our manufacturers, or sales and distribution channels. If we are unable to integrate our process and/or technologies into industry, our product innovations can rapidly become obsolete. LiquidElectricity™ Coatings and related processes and supply chains are highly complex and continuously exposed to a variety of risks such as microeconomics, macroeconomic, face geopolitical pressures, regulatory requirements, environmental risk and responsibilities, construction risk, and emerging markets. Integration of our processes is critical to product development and revenue generation. If the process cannot be integrated into industry, products, or brought to market in a timely manner, the Company, its potential products, and ability to operate may be threatened. At this time, the integration of our technologies into industrial manufacturing processes is uncertain.

While there are numerous reasons for selecting a manufacturing partner, there is considerable risk in selecting a manufacturing partner that is the correct fit for the Company. The level and severity of risk to the Company is associated with cost, resources and resource management, quality control, scaled production, complicated supply chain, location, corporate culture, management philosophy, market experience, and an adaptable business model. Based on these risks, the Company may not be able to integrate our process or technology into an existing manufacturing process with an acceptable level of risk.

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Our technology and products will be subject to environmental, occupational safety & hygiene, Underwriter laboratory, electrical codes, and other state and federal, European Union (EU), and other Country regulations.

Our technologies and products will be subject to extensive and increasingly stringent environmental, occupational safety & health, Underwriter Laboratory, electrical codes, and other state and federal, EU laws, regulations, and standards (“Laws & Regulations”). There can be no guarantee that we will not be required to pay significant fines or compensation as a result of past, current or future breaches of Laws & Regulations. This exposure exists even if we are not responsible for the breaches, in cases where they were committed in the past by companies or businesses that were not part of ours that may be exposed to the risk of claims for breaches of these Laws & Regulations. Such claims could adversely affect our financial position and reputation, despite the efforts and investments made to comply at all times with all applicable Laws & Regulations. If we fail to conduct our business in full compliance with the applicable Laws & Regulations, the judicial or regulatory authorities could require us to conduct investigations and/or implement costly curative measures.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

Risks Related to the Expansion of Our Operations Abroad

We have recently expanded our operations to Asia with a business and corporate development operations office in the Republic of Korea, where we intend to strengthen our business presence. This is a region where we have limited experience in intellectual property, manufacturing, regulatory compliance, and sales, thus exposing us to certain risks inherent in doing business internationally, which may adversely affect our business, results of operations or financial condition.

Having established an office in the Republic of Korea, where we are working to strengthen our business presence and potentially expand into other Asian countries, we face risks which previously were of little or no import to us but which now could have a material impact on our overall operations and ultimate success. These new risks, include:

•	protection of intellectual property and trade secrets in foreign jurisdictions in which our US based protections may not be generally recognized or otherwise enforceable;
•	tariffs, customs, trade sanctions, trade embargoes and other barriers to importing/exporting materials and products in a cost-effective and timely manner, or changes in applicable tariffs or custom rules;
•	fluctuations in currency exchange rates;
•	enhanced difficulties of integrating any foreign acquisitions;
•	the burden of complying with and changes in U.S. or international taxation policies;
•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations;
•	political, social, or economic instability;
•	compliance with statutory equity requirements and management of tax consequences.
•	the impact of public health epidemics on employees and the global economy, such as the coronavirus currently impacting China, the Republic of Korea and Japan among others;
•	difficulties in staffing and managing international operations;

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•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar laws in other jurisdictions; and
•	risks related to and the burdens of complying with the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, and unexpected changes in laws, regulatory requirements, and enforcement;

Changes in regulatory, geopolitical, social, economic, or monetary policies and other factors, if any, may have a material adverse effect on our business in the future, or may require us to exit a particular market or significantly modify our current business practices. Abrupt political change, terrorist activity and armed conflict pose a risk of general economic disruption in affected countries, which could also result in an adverse effect on our business and results of operations.

We plan to continue expanding our operations abroad where we have limited operating experience and may be subject to increased business and economic risks that could affect our financial results.

As we move forward with our strategy of expanding into Asian markets, and internationally, we may enter new international markets where we have limited or no experience in marketing, selling, and deploying our products. Our operations and performance will become significantly more dependent on worldwide economic conditions. Uncertainty about global economic conditions ultimately could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations and financial condition. In addition to the risks inherent in doing business internationally, as noted above, if we are unable to expand internationally and manage the complexity of our global operations successfully, our financial results could be adversely affected.

Risks Related to Compliance with Laws and Regulations

Compliance with environmental regulations or dealing with harmful or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and product development programs involve the handling of chemicals. These chemicals have the potential to be harmful or hazardous to human health and/or the environment. Accordingly, we may become subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of dangerous and hazardous materials. If violations of environmental, and/or safety & health laws or standards occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may unintentionally violate environmental, and/or safety & health laws or standards in the future as a result of human error, equipment failure or other causes. Environmental, and safety & health laws and standards could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business, environmental, or safety & health groups. Changes to or restrictions on permitting requirements or processes, harmful or hazardous material storage, or chemical handling might require an unplanned capital investment or relocation of our research or product development programs. Failure to comply with new or existing laws or regulations, or failing to plan for possible changes in these laws could harm our business, financial condition and results of operations. Currently, we do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities.

Risks Related to our Intellectual Property

Our ability to operate profitably is directly related to our ability to develop, protect and perfect rights in and to our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, know-how, copyright and patent law to protect our technology, which may afford only limited protection.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, or force us to enter into royalty or license agreements rather than dispute the merits of such claims, requiring us to pay royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license or may adversely affect our ability to fully commercialize our technologies.

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We generally require our employees, consultants, advisors and collaborators to execute appropriate agreements with us, regarding the confidential information developed or made known to such persons during the course of their engagement by us. These agreements provide that any proprietary technologies developed during such engagement are owned by us and that confidential information pertaining to such technologies will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide for the assignment to us by any such person of any patents issued with respect to any such technologies. If these provisions are breached, we may not be able to fully perfect our rights to the technologies in question, and in some instances, we may not have an appropriate remedy available for the damages that we may incur as a result of any such breach.

Our proprietary rights may not adequately protect our technologies and products.

Our commercial success will depend, in part, on our ability to obtain patents and/or maintain adequate protection for our technologies and products in the United States and other countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

We intend to apply for additional patents for our technologies, applications, processes, and products, as we deem appropriate. We may, however, fail to apply for patents on important technologies, products, or processes in a timely manner, if at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products, processes, or technologies. In addition, the patent positions of alternative energy technology companies are highly uncertain and involve complex legal and factual questions for which important legal principles and regulations or policies remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we were the first to make the inventions covered by each of our issued patents and pending patent applications;
•	we were the first to file patent applications for these inventions;
•	we are unable to reduce an invention to fabrication and product practice required for formation beyond conception;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any of our pending patent applications will result in issued patents;
•	any of our patents will be valid or enforceable;
•	any patents issued to us will provide us with any competitive advantages, or will not be challenged by third parties; and
•	we will develop additional proprietary technologies, products, or processes that are patentable, or the patents of others will not have an adverse effect on our business.

The actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends on many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patents. Our ability to maintain and solidify our proprietary position for our products will depend on our success in obtaining effective claims and enforcing those claims once granted. Our issued patents and those that may be issued in the future, or those licensed to us, may be challenged, invalidated, unenforceable or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar products. We also rely on trade secrets to protect some of our technology, especially where it is believed that patent protection is inappropriate or unobtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we may not be able to assert our trade secrets against them and our business could be harmed.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our products in every jurisdiction would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products. These products may compete with our products and may not be covered by any patent claims or other intellectual property rights.

The laws of some non-U.S. countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.

Our success will depend, to a significant degree, on our ability to secure and protect intellectual property rights and enforce patent and trademark protections relating to our technology. While we believe that the protection of patents and trademarks is important to our business (and as a result we have over 90 U.S. and International patent, and trademark filings), we also rely on a combination of copyright, trade secret, nondisclosure and confidentiality agreements, know-how and continuing technological innovation to maintain our competitive position. From time to time, litigation may be advisable to protect our intellectual property position. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Any litigation in this regard could be costly, and it is possible that we will not have sufficient resources to fully pursue litigation or to protect our intellectual property rights. This could result in the rejection or invalidation of our existing and future patents. Any adverse outcome in litigation relating to the validity of our patents, or any failure to pursue litigation or otherwise to protect our patent position, could materially harm our business and financial condition. In addition, confidentiality agreements with our employees, consultants, customers, and key vendors may not prevent the unauthorized disclosure or use of our technology. It is possible that these agreements will be breached or that they will not be enforceable in every instance, and that we will not have adequate remedies for any such breach. Enforcement of these agreements may be costly and time consuming. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

We may be accused of infringing the intellectual property rights of others.

We cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current or future technology developments. Any such claims could be time consuming, result in costly litigation and could ultimately lead to a determination that our technology, or any of its derivatives, infringe on a third party's patent rights.

We may need to curtail or cease operations if, in the future, we are unable to obtain additional licenses pursuant to our collaborative development agreements required to maintain our rights to market products, if any, developed by us.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain and maintain any such licenses could have a material adverse effect on our business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

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Our proprietary rights may not adequately protect our technologies and products.

Our commercial success will depend, in part, on our ability to obtain patents and/or regulatory exclusivity and maintain adequate protection for our technologies and products in the United States and other countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

We intend to apply for additional patents covering both our technologies and products, as we deem appropriate. We may, however, fail to apply for patents on important technologies or products in a timely fashion, if at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products and technologies. In addition, the patent positions of alternative energy technology companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we were the first to make the inventions covered by each of our issued patents and pending patent applications;
•	we were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any of our pending patent applications will result in issued patents;
•	any of our patents will be valid or enforceable;
•	any patents issued to us will provide us with any competitive advantages, or will not be challenged by third parties; and
•	we will develop additional proprietary technologies that are patentable, or the patents of others will not have an adverse effect on our business.

The actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends on many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patents. Our ability to maintain and solidify our proprietary position for our products will depend on our success in obtaining effective claims and enforcing those claims once granted. Our issued patents and those that may be issued in the future, or those licensed to us, may be challenged, invalidated, unenforceable or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar products. We also rely on trade secrets to protect some of our technology, especially where it is believed that patent protection is inappropriate or unobtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them and our business could be harmed.

Risks Related to Our Personnel and Management

We are dependent upon hiring and retaining highly qualified management and technical personnel.

Competition for highly qualified management, technical, and scientific personnel (Personnel) is intense in our industry. Future success depends in part on our ability to hire, assimilate and retain engineers and scientists, sales and marketing personnel, and other qualified personnel, especially in the area of OPV with focus in our technologies and products. A key risk is our ability to anticipate our needs for certain key competences and to implement human resource solutions to recruit and hire, or improve these competences. If we are not successful in hiring and retaining qualified Personnel our ability to execute on our business model and strategy will be adversely affected and our ability to achieve profitability compromised.

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Due to the fact that all but one of our five directors conduct outside business activities and are not our employees, attention and efforts will not be focused solely on our business activities which may hinder our achieving our business objectives.

Currently we have five directors, two of whom, Mr. Jatinder S. Bhogal, our Chief Executive Officer, and John Rhee, our President and President of SolarWindow Asia Co. Ltd. each provide their full-time efforts to our business activities. While our three (3) other Directors intend to devote as much time as necessary to the success and development of our technology, currently each has other business interests or employment obligations requiring their time and attention. While each has generally agreed to provide such time and attention to our business activities as may be reasonably required, and have done so to date, there can be no assurance that their priorities will not shift in the future and that the amount of time that each devotes to our activities will be sufficient for us to meet our business objectives. In the event that their outside interests begin to take precedence over their positions in with the Company, our business will suffer and may adversely impact our goal of achieving profitability through the commercialization of SolarWindow. In this event, if effective corrective action is not taken, investors could lose all or part of their investment.

Risks Related To Ownership of Our Common Stock

We are not a fully reporting company under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act; therefore, we are subject only to the reporting requirements of Section 15(d) of the Exchange Act.

We are not a fully reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); therefore, we are subject only to the reporting requirements of Section 15(d) of the Exchange Act. Until our Common Stock is registered under the Exchange Act, we will be subject only to the reporting obligations imposed by Section 15(d) of the Exchange Act, which we refer to as Section 15(d). Section15(d) requires that issuers file periodic and current reports with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) when they have issued any class of securities for which a registration statement was filed and became effective pursuant to the Securities Act. The purpose of Section 15(d) is to ensure that investors who buy securities in registered offerings are provided with the same information on an ongoing basis that they would receive if the securities they purchased were listed on a securities exchange or the issuer were otherwise subject to periodic reporting obligations. However, companies that are required to report only under Section 15(d) are not subject to some of the Exchange Act reporting requirements. For example, companies that are required to report only under Section 15(d) are not subject to the short-swing profit reporting requirements contained in Section 16 of the Exchange Act, the beneficial ownership reporting requirements contained in Section 13 of the Exchange Act, the institutional investor reporting rules or the third-party tender offer rules, or the Exchange Act’s proxy rules contained in Section 14 of the Exchange Act.

The reporting obligations under Section15(d) of the Exchange Act are automatically suspended when: (i) any class of securities of the issuer reporting under Section 15(d) is registered under Section 12 of the Exchange Act; or (ii) at the beginning of the issuer’s fiscal year, other than the year in which the applicable registration statement became effective, if the class of securities covered by the registration statement is held of record by fewer than 300 persons. In the latter case, the Company would no longer be subject to periodic reporting obligations so long as the number of holders remained below 300 unless we filed a registration statement with the Securities and Exchange Commission under Section 12 of the Exchange Act. If our obligation to file reports under Section 15(d) is suspended (other than due to our having registered our common stock under Section 12 of the Exchange Act), then investors will have reduced visibility with respect to the Company, its financial condition and results of operations.

Until our Common Stock is listed on an exchange, we expect to remain eligible for quotation on the OTCPINK or on another over-the-counter quotation system. In those venues, however, an investor may find it difficult to obtain accurate quotations for our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of your shares. This would also make it more difficult for us to raise additional capital or attract qualified employees or partners. Please refer to “Our common stock is currently quoted on the OTCPINK which may make it more difficult for you to purchase or sell shares of the Company’s Common Stock” below.

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Our common stock is currently quoted on the OTCPINK which may make it more difficult for you to purchase or sell shares of the Company’s Common Stock.

The OTCPINK is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of, our common stock. We may reapply for listing on the OTCQB, which application may or may not be approved. If not approved, we expect that our stock will continue to trade on the OTCPINK

To be eligible for OTCQB, companies will be required to at least:

•	meet a minimum bid price test of $0.01. Securities that do not meet the minimum bid price test will be downgraded to OTC Pink;
•	submit an application to OTCQB and pay an application and annual fee; and
•	submit an OTCQB “annual certification” confirming the Company Profile displayed on www.otcmarkets.com is current and complete and providing additional information on officers, directors, and controlling stockholders.

In the event we do not submit an application for listing on the OTCQB or other stock exchange or if we do and the application is not approved, we expect that our stock will continue to trade on the OTCPINK, which could adversely affect the market liquidity of our common stock.

Our common stock is not registered for trading on any national stock exchange and thus, should the price of our stock on the OTCPINK fall below five dollars per share and our net tangible assets fall below two million dollars our stock may be deemed a “penny stock” and is not traded on a national securities exchange you may find it difficult to, deposit, transfer, sell or purchase the shares of our common stock in open market transactions.

“Penny stocks” are, generally speaking, those securities that are not listed on a national securities exchange and are priced under $5. There are exclusions for securities of issuers that have net tangible assets greater than $2 million if they have been in operation at least three years or greater than $5 million if in operation less than three years. Securities of issuers with average revenue of at least $6 million for the last three years are also not considered penny stocks.

Currently our common stock is considered “penny stock exempt” by the OTCPINK. This means that our stock is exempt from the definition of a Penny Stock under SEC under Rule 240.3a51-1 because it meets one of the following tests: 1) A price of over $5 per share, 2) the issuer has Average Revenue of at least $6 million for the last 3 years, or 3) the issuer has Net Tangible Assets in excess of $2 million if the issuer has been in continuous operations for at least 3 years or $5 million if less than 3 years. The closing price of our common stock on the OTCPINK has closed above $5 since November 23, 2020; and, the value of our net tangible assets for the fiscal years ended August 31, 2020 and 2019 was, approximately $15,967,000 and $18,447,000 respectively.

As long as we continue to satisfy at least one of the foregoing exemptions, our common stock should continue to be deemed “penny stock exempt.” However, because our stock is not registered for trading on a national stock exchange should we no longer satisfy at least one of the exemption criteria described above, our common stock would be considered a “penny stock.”

The penny stock rules are designed to prevent deceptive or manipulative practices. It provides that a broker cannot sell a penny stock to any person unless it has approved that person's account for penny stock transactions and the broker/dealer has received in writing from customer agreement to the transaction; approving an account includes, among other things, reviewing the customer's financial data and determining the customer's suitability, including the capability to evaluate the risks of trading in penny stocks. Some types of transactions in penny stocks are exempt from these rules. Exempt transactions include those with an established customer (a customer of more than one year or one who has made at least three separate penny stock purchases) and transactions in which the customer is an institutional investor.

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In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Accordingly, should our common stock be deemed a “penny stock,” you may find it difficult to, deposit, transfer, sell or purchase the shares of our common stock in open market transactions.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock.

There is a limited market for our common stock, which may make it difficult for holders of our common stock to sell their stock.

Our common stock currently trades on the OTCPINK under the symbol “WNDW” and currently there is limited and sporadic trading in our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, many brokerage firms will not process transactions involving low price stocks, especially those that come within the definition of a “penny stock.” If we cease to be quoted, holders of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and the market value of our common stock would likely decline.

The trading price of our common stock has been and will likely continue to be volatile.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. From December 31, 2019 through February 3, 2021 the stock price of our common stock has ranged from a low price on the OTCPINK of $1.05 to a high of $19.45 per share. In addition to the factors discussed in these “Risk Factors” and elsewhere in this prospectus, factors that may cause volatility in our share price include:

•	changes in projected operational and financial results;
•	issuance of new or updated research or reports by securities analysts;
•	market rumors or press reports;
•	announcements of significant transactions;
•	announcements related to our stock repurchase program;
•	the use by investors or analysts of third-party data regarding our business that may not reflect our actual performance;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

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•	fluctuations in the trading volume of our shares, or the size of our public float relative to the total number of shares of our common stock that are issued and outstanding;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and
•	general economic and market conditions.

In addition, in recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

If securities or industry analysts do not publish, or cease publishing, research or publish inaccurate or unfavorable research about our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and any trading volume could decline.

The trading market for our common stock that may depend in part on the research and reports that securities or industry analysts publish about us or our business, markets or competitors. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business or our market, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and any trading volume to decline.

The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.

Sales of substantial amounts of our common stock in the public market after the filing of the Form S-1 of this prospectus, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through equity offerings in the future. Shares held by our existing stockholders may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act.

As of the date of this prospectus, we have 53,186,799shares of common stock outstanding. We cannot predict what effect, if any, market sales of securities held by our significant stockholders or any other stockholder or the availability of these securities for future sale will have on the market price of our common stock.

As a smaller reporting company within the meaning of the Securities Act, we may utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

Generally, a “smaller reporting Company” or (“SRC”) is a company that as of the last business day of its most recently completed second quarter: (i) Had a public float of less than $250 million; or (ii) Had annual revenues of less than $100 million and either: (A) No public float; or (B) A public float of less than $700 million. On February 28, 2020 we had a public float of $36,464,000.

We are a SRC; and, for as long as we continue to be a SRC, we are exempt from various reporting requirements applicable to other public companies but not to a “SRC,” including, for example, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute compensation not previously approved. We have in this prospectus utilized, and we may in future filings with the SEC continue to utilize, the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important and may therefore find our stock a less attractive investment.

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The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

As of the date of this prospectus, we had 53,186,799shares issued and outstanding, of which 31,425,614 are deemed “restricted securities” or “control securities” within the meaning of Rule 144. The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144, or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future re-sales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock.

Kalen Capital Corporation (“KCC”), a private corporation solely owned by Mr. Harmel S. Rayat, our former Chairman and former director, beneficially owns approximately 75.54% of our issued and outstanding stock when giving effect to derivative securities owned by KCC. This ownership interest may preclude you from influencing significant corporate decisions.

As of the date of this report, Kalen Capital Holdings LLC, a wholly owned subsidiary of KCC, a private corporation solely owned by Harmel S. Rayat, beneficially owned 54,200,848 shares (inclusive of 18,561,917 shares issuable upon exercise of outstanding warrants, conversion of the Convertible Note and the exercise of the warrants included upon conversion thereof), or approximately 75.54%, of our outstanding common stock, on a fully diluted basis.

As a result, Mr. Rayat, having voting control of 35,638,931 shares of our total issued and outstanding 53,186,799 shares, is able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat's interests may be different from yours. For example, he may support proposals and actions with which you may disagree, or which are not in your interest. This concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and Board of Directors (“Board”) in office, or support or reject other management and Board members) proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered and registered financing transactions.

The company may be subject to compliance with rules requiring the adoption of certain corporate governance measures, which requires control measures for related party transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002 (“SOX”), as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of SOX, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market.

A significant requirement that applies to accelerated and large accelerated filers under SOX 404(c), but not to non-accelerated filers, is the requirement that accelerated and large accelerated filers have an internal control over financial reporting (“ICFR”) auditor attestation. An ICFR auditor attestation requires the independent accounting firm that prepares or issues the issuer’s financial statement audit report to also attest to, and report on, management’s assessment of the effectiveness of the issuer’s ICFR. SOX Section 404(c), however, exempts non-accelerated filers from the ICFR auditor attestation requirement. As a result of our public float exceeding $75 million (prior to the rule change described below) on February 28, 2018, for our year ended August 31, 2018, the Company was subject to SOX 404(b).

On March 12, 2020, the SEC approved amendments to Rule 12b-2 that excludes from the definitions of “accelerated filer” and “large accelerated filer” any issuer that is eligible to be a SRC and had revenues of less than $100 million in the most recent fiscal year for which audited financial statements are available. These amendments align the June 2018 amendments to Rule 12b-2 that raised the cap for status as an SRC from less than $75 million in public float to less than $250 million. The June 2018 amendments also designated as SRCs companies with less than $100 million in annual revenues if they also had either no public float or a public float of less than $700 million. As a result of the recent amendments to the definition of an SRC and the resulting increase in the thresholds in revenue and public float value, the Company is not subject to the attest requirements of SOX 404(b). However, should our fiscal year revenues exceed $100 million and our second quarter public float exceed $250 million, the Company will again be subject to SOX 404(b) and the added additional professional fees and management time required to comply SOX 404(b).

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There are options to purchase shares of our common stock currently outstanding.

As of November 30, 2020, we have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 7,817,234 shares of our common stock. The exercise prices of these options range from $2.32 to $8.00 per share. 7,279,334 of the options contain cashless exercise provisions. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There are warrants to purchase shares of our common stock currently outstanding.

As of November 30, 2020, we had issued warrants to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 19,483,517 shares of common stock with exercise prices ranging from $1.70 to $4.00 per share. Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. Other than the Series P and Series T Warrants, which combined total 16,880,167, all of the Company’s unexercised warrants may be exercised on a cashless basis. If issued, the shares underlying these warrants would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation allow our Board to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

The Company may sell additional equity securities in the future and your ownership interest in the Company may be diluted as a result of such sales.

The Company may sell additional equity securities in order to fully implement our business plan. Such sales will be made at prices determined by our Board based on factors deemed appropriate at the time; accordingly, such sales by us could be made at prices less than the price of the shares of our common stock purchased, in which case, investors could experience dilution of their investment.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including SOX, new SEC regulations and, in the event we are ever approved for listing on a registered national exchange, such exchange's rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

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Because we do not intend to pay dividends for the foreseeable future you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors and may inhibit actions against our officers and directors.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

The provisions of the Nevada Revised Statutes and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these amended and restated certificate of incorporation provisions, amended and restated bylaw provisions, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our common stock.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Important factors that could cause actual results to differ materially from our expectations include:

•	If we fail to obtain financing on acceptable terms or in amounts sufficient to permit us to execute on our business plan;

•	if our research and development efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business;

•	if we fail to obtain necessary regulatory and safe operation approvals for the commercialization of the our technology;

•	if we fail to, or incur significant costs in order to, obtain, maintain, protect, defend or enforce our intellectual property and other proprietary rights, our business and results of operations could be materially harmed;

•	if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed;

•	if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed;

•	we may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate;

•	we may experience delays, disruptions or quality control problems in our manufacturing operations;

•	the interruption of the flow of components and materials from international vendors could disrupt our supply chain, including as a result of the imposition of additional duties, tariffs and other charges on imports and exports;

•	we face risks related to actual or threatened health epidemics, such as the COVID-19 pandemic, and other outbreaks, which could significantly disrupt our manufacturing and operations;

•	the viability and demand for our products are impacted by many factors outside of our control, which makes it difficult to predict our future prospects;

•	our reputation and brand strength relative to our competitors;

•	our ability to consummate strategic transactions, including, licenses, joint ventures, development partnerships, and acquisitions;

•	our ability to cost-effectively manage and grow our operations;

•	changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

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•	defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products;

•	enhanced competition in the markets in which we seek operate;

•	Kalen Capital Corporation (“KCC”) will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote;

•	we are a “controlled company,” and as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, KCC’s interests may conflict with our interests and the interests of other stockholders; and

•	the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

All of the Shares offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from the sale of the Shares hereunder. We will receive up to an aggregate of approximately $2,355,819 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

With respect to the registration of the Shares, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, listing fees, and fees of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

Each of the Selling Stockholders will determine at what price he, she or it may sell the Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

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MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCPINK under the symbol “WNDW”. Our warrants to purchase common stock are not currently traded on any market.

As of the date of this prospectus there were 53,186,799 shares of our common stock outstanding and held by approximately 61 stockholders of record. Because a portion of our common stock is held in “street name” or by beneficial holders, whose shares are held of record by banks, brokers, and other financial institutions, we are unable to estimate the total number of stockholders represented by these record holders.

The closing price of our common stock as quoted on the OTCPINK on February 16, 2021 was $18.50. The following table sets forth the high and low bid quotations of our common stock for each quarter during the past two fiscal years as reported by the OTCQB:

	High	Low
Interim Period Ended November 30, 2020

First Quarter 2021 (September 1 – November 30, 2020)	$8.45	$3.00

Fiscal Year Ended August 31, 2020

First Quarter 2020 (September 1 – November 15, 2019)	$3.18	$2.32
Second Quarter 2020 (December 1, 2019 – February 28, 2020)	$3.00	$2.15
Third Quarter 2020 (March 1 – May 31, 2020)	$3.05	$1.27
Fourth Quarter 2020 (June 1 – August 31, 2020)	$4.99	$2.27

Fiscal Year Ended August 31, 2019

First Quarter 2019 (September 1 – November 28, 2018)	$3.36	$1.53
Second Quarter 2019 (December 1, 2017 – February 28, 2019)	$3.50	$2.03
Third Quarter 2019 (March 1 – May 31, 2019)	$3.19	$2.10
Fourth Quarter 2019 (June 1 – August 31, 2019)	$3.84	$2.57

Dividend Policy

We have not paid any dividends on our common stock and our Board of Directors (the “Board”) presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or

•	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

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Securities Authorized for Issuance under Equity Compensation Plans

The following sets forth certain information regarding the common stock that may be issued upon the exercise of options, warrants and other rights that have been or may be granted to employees, directors or consultants under all of our existing equity compensation plans. The 2006 Incentive Stock Option Plan (see below) is our only equity-based compensation plan as of November 30, 2020.

2006 Incentive Stock Option Plan (Equity Compensation Plan Approved by Security Holders)

On October 10, 2006, the Board adopted and approved, and on February 7, 2011, stockholders owning a majority of our issued and outstanding stock approved, our 2006 Incentive Stock Option Plan (the “2006 Plan”) that provides for the grant of stock options to employees, directors, officers and consultants. The 2006 Plan provides for the granting of options to purchase a maximum of 15,000,000 shares of our common stock. Stock options granted to employees under the 2006 Plan generally vest over zero to five years or as otherwise determined by the plan administrator. Stock options to purchase shares of our common stock expire no later than ten years after the date of grant. The 2006 Plan was extended by the Board to expire on February 7, 2023.

We measure all stock-based compensation awards using a fair value method on the date of grant and recognize such expense in our financial statements over the requisite service period. We use the Black-Scholes option pricing model to calculate the fair value of stock option grants. The Black-Scholes option pricing model requires management to make assumptions regarding the option lives, expected volatility, and risk-free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. We do not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical daily closing stock prices for the same period as the expected life of the option. We use the “simplified” method for determining the expected term of our “plain vanilla” stock options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	7,817,234(2)	$4.16	6,001,169
Equity compensation plans not approved by security holders	--	--	--
Total	7,817,234	$4.16	6,001,169

(1) Consists of grants under the 2006 Plan.

(2) Please refer to “NOTE 5 - STOCK OPTIONS,” to the Notes to the Consolidated Financial Statements commencing on page F-9; “MANAGEMENT,” and “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.”

Recent Sales of Unregistered Securities

All funds received from the sale of our shares were used for working capital purposes. All shares bear a legend restricting their disposition. The foregoing securities may not be offered or sold in the United States unless registered under the Act, or pursuant to an exemption from registration.

The shares were issued in reliance upon an exemption from registration pursuant to, among others, Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulations D and S as promulgated under the Securities Act. Each investor took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to an accredited investor and a limited number of sophisticated investors, as defined in the Securities Act with whom we had a direct personal preexisting relationship, and after a thorough discussion. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

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Each purchaser was provided with access to our filings with the United States Securities and Exchange Commission (the “SEC”), including the following:

•	if requested by the purchaser in writing, a copy of our most recent Form 10-K under the Exchange Act of 1934, as amended (the “Exchange Act”).
•	the information contained in an annual report on Form 10-K under the Exchange Act.
•	the information contained in any reports or documents required to be filed by SolarWindow Technologies, Inc. under sections 13(a), 14(a), 14(c), and 15(d) of the Exchange Act since the distribution or filing of the reports specified above.
•	a brief description of the securities being offered, the use of the proceeds from the offering, and any material changes in our affairs that are not disclosed in the documents furnished.

On November 26, 2018, the Company completed a self-directed offering (the “November 2018 Private Placement”) to accredited investors of 16,666,667 units of the Company’s equity securities (each a “Unit” and collectively, the “Units”) at a price of $1.50 per Unit with each Unit comprised of (a) one share of common stock; and (b) one warrant to purchase one share of common stock at a price, subject to certain adjustments, of $1.70 per share for a period of seven (7) years (the “Series T Warrant”). The unit price was based on a 15% discount to the average of the 20-day closing price (last day being Monday, November 12, 2018) of the Company's common stock as reported on the OTCPINK. Pursuant to the November 2018 Private Placement, the Company issued 13,200,000 Units in exchange for cash of $19,800,000 and 3,466,667 Units for the conversion of a) $4,401,434 of the principal and unpaid interest owed under the 2013 Note; and b) $798,566 of the principal and unpaid interest owed under the March 2015 Loan. The interest payable remaining under the 2013 Note and March 2015 Loan totals $52,182. The Company agreed to repay the remaining interest from proceeds received from the November 2018 Private Placement. Of the 13,200,000 Units issued in exchange for cash, Kalen Capital Corporation purchased 13,100,000 Units.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations and financial condition of SolarWindow Technologies, Inc. The MD&A is provided as a supplement to, and should be read in conjunction with financial statements and the accompanying notes to the financial statements included in this prospectus.

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Overview

We are a developer of transparent electricity-generating coatings, and methods for their application to various materials (“LiquidElectricity™ Coatings”). When applied in ultra-thin layers to rigid glass, and flexible glass and plastic surfaces our LiquidElectricity™ Coatings transform otherwise ordinary surfaces into photovoltaic devices capable of generating electricity from natural sun, artificial light, and low, shaded, or reflected light conditions while maintaining transparency.

We have overcome major technical challenges and achieved many important milestones resulting in an expansion of the potential applications of LiquidElectricity™ Coatings which span multiple industries, including architectural, automotive, agrivoltaic, aerospace, commercial transportation and marine. Our LiquidElectricity™ Coatings and products are under development with support from commercial contract firms and at the U.S. Department of Energy’s National Renewable Energy Laboratory, through Cooperative Research and Development Agreements.

Research and Related Agreements

We are a party to certain agreements related to the development of our technology.

Stevenson-Wydler Cooperative Research and Development Agreement with the Alliance for Sustainable Energy

On March 18, 2011, we entered into the NREL CRADA with Alliance for Sustainable Energy, the operator of the NREL under its U.S. Department of Energy contract to advance the commercial development of our technology. Under terms of the NREL CRADA, NREL researchers make use of our exclusive intellectual property (“IP”), newly developed IP, and NREL’s background IP in order to work towards specific product development goals, established by the Company. Under the terms of the NREL CRADA, we agreed to reimburse Alliance for Sustainable Energy for filing fees associated with all documented, out-of-pocket costs directly related to patent application preparation and filings, and maintenance of the patent applications.

On March 6, 2013, we entered into Phase II of our NREL CRADA. Under the terms of the agreement, researchers will additionally work towards:

•	further improving our technology efficiency and transparency;
•	optimizing electrical power (current and voltage) output;
•	optimizing the application of the active layer coatings which make it possible for LiquidElectricity™ Coatings to generate electricity on glass surfaces;
•	developing improved electricity-generating coatings and application processes by enhancing performance, processing, reliability, and durability;

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•	optimizing LiquidElectricity™ Coating performance on flexible substrates; and
•	developing high speed and large area roll-to-roll (R2R) and sheet-to-sheet (S2S) coating methods required for commercial-scale building integrated photovoltaic (“BIPV”) products and windows.

On December 28, 2015, we entered into another modification to the NREL CRADA (the “Modification”). Under the Modification, (i) the date of completion was extended to December 2019; and (ii) the Company and the NREL will work jointly towards achieving specific product development goals and objectives for the purpose of preparing to commercialize our OPV-based transparent electricity-generating coatings for various applications, including BIPV, glass and flexible plastics.

Over the course of our collaborative research and development efforts with the NREL under the CRADA, both parties have agreed to modifications to extend the date of completion. The Company and NREL have entered into eight such No Cost Time Extensions (“NCTE”). Under the terms of each NCTE, all terms and conditions of the NREL CRADA remain in full force and effect without change. The current NCTE was executed on September 15, 2020 and extends the date of completion to December 31, 2021. As of November 30, 2020, the Company had a capitalized asset balance of $463,614 related to deferred research and development costs for advances to Alliance for Sustainable Energy for work to be performed under the NREL CRADA.

U.S. Department of Energy (DOE) Office of Energy Efficiency and Renewable Energy’s (EERE) Advanced Manufacturing Office (AMO) Cooperative Research and Development Agreement

On March 15, 2018 the Company was awarded it’s first-ever AMM CRADA by the DOE EERE AMO. SolarWindow was awarded the AMM CRADA after submitting a proposal outlining its coating technologies and fabrication methods to the DOE’s Roll-to-Roll Advanced Materials Manufacturing Consortium, led by ORNL and partnering with ANL, LBNL, and NREL. The AMM CRADA will be carried out with the DOE by SolarWindow, ANL, and NREL.

On September 15, 2020, we entered into NCTE that extends the date of completion to December 31, 2021 pursuant to which researchers work towards specific product development goals outlined in the AMM CRADA.

Through the developments of AMM CRADA, the Company accomplished initiatives to improve and optimize its laser patterning system and methods of fabrication for our electricity-generating coatings on flexible plastics. Once optimized for industry, this advancement is expected to reduce process time, improve device performance, and reduce the costs of LiquidElectricity™ Coating based plastic products. Another objective of the AMM CRADA is to develop and demonstrate a unique high-throughput process methodology for semitransparent OPV modules compatible with high process speeds for many different advanced material manufacturing systems.

Results of Operations

Three months ended November 30, 2020 compared to the three months ended November 30, 2019

Our quarterly periods end on November 30, February 28, May 31, and August 31. Our operating results for the fiscal quarter ended November 30, 2020 may not be indicative of the results that may be expected for the fiscal year ending August 31, 2021 because of the COVID-19 pandemic and other potential beneficial or detrimental unforeseen occurrences. In addition, our quarterly results of operations have varied in the past and are likely to do so again in the future. As such, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of our future performance.

The following table presents the components of our consolidated results of operations for the periods indicated:

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	Three Months Ended		2020 compared to 2019
	November 30,		Increase /	Percentage
	2020	2019	(Decrease)	Change
Operating expenses:
Selling, general & administrative	$465,961	$448,562	$17,399	4%
Research and development	243,156	330,249	(87,093)	-26%
Stock compensation	1,838,532	420,970	1,417,562	337%
Total Operating expense	$2,547,649	$1,199,781	$1,347,868	112%

Selling, General and Administrative

Selling, general and administrative (“SG&A”) costs include all expenditures incurred other than research and development related costs, including costs related to personnel, professional fees, travel and entertainment, public company costs, insurance and other office related costs. During the three months ended November 30, 2020 compared to the three months ended November 30, 2019, SG&A costs increased due primarily to a $92,000 increase in personnel costs and $69,459 increase in other administrative costs offset by a decrease of $144,061 in professional fees.

Research and Development

Research and Development (“R&D”) costs represent costs incurred to develop our technology and are incurred pursuant to our research agreements and agreements with other third-party providers and certain internal R&D cost allocations. Payments under these agreements include salaries and benefits for R&D personnel, allocated overhead, contract services and other costs. R&D costs are expensed when incurred, except for non-refundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed. During the three months ended November 30, 2020 compared to the three months ended November 30, 2019, R&D costs decreased as a result of a $51,177 decrease in CRADA costs and $42,502 decrease in other R&D related costs offset by a $6,587 increase in personnel costs.

Stock Based Compensation

The Company grants stock options to its Directors, employees and consultants. Stock compensation represents the expense associated with the amortization of our stock options. Expense associated with equity-based transactions is calculated and expensed in our financial statements as required pursuant to various accounting rules and is non-cash in nature. Stock based compensation expense increased due primarily to the Company entering into an Executive Consulting Agreement with each of Mr. Jatinder S. Bhogal, CEO and Chairman and Mr. John Rhee, President and Director, pursuant to which each party was granted 2,500,000 stock purchase options in the fourth quarter of last fiscal year.

Other Income (Expense)

A summary of our other income (expense) for the three months ended November 30, 2020 and 2019 follows:

	Three Months Ended		2020
	November 30,		compared to
	2020	2019	2019
Other income (expense)
Interest income	$19,389	$94,503	(75,114)
Loss on disposal of assets	(8,775)	-	8,775
Total other income (expense)	$10,614	$94,503	$(66,339)
Total other income (expense)	$21,228	$189,006	$17,550

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Interest income relates to the interest earned on our cash and cash equivalents and short-term investments. We experienced a decrease over the prior year due to a decrease in the rate of interest earned. The loss on disposal of fixed assets relates to the closing of the Vestal, New York office and related disposal of office equipment and furniture.

Liquidity and Capital Resources

Our primary cash needs are for personnel, professional and development related fees and insurance. Our principal sources of liquidity are cash and cash equivalents and short-term investments. As of November 30, 2020 and August 31, 2020, we had cash and cash equivalents and short-term investments of $13,549,510 and $14,151,523, respectively. We have financed our operations primarily from the sale of equity and debt securities. We expect the cost of funding the South Korea office to be approximately $850,000 over the twelve months ending August 31, 2021.

The following table presents a summary of our cash flows for the periods indicated:

	Three Months Ended		2020
	November 30,		compared to
	2020	2019	2019
Net cash used in operating activities	$(579,314)	$(648,468)	$69,154
Net cash used in investing activities	(5,025,565)	(5,031)	(5,020,534)
Effect of exchange rate changes on cash and cash equivalents	2,866		2,866
Net (decrease) in cash and cash equivalents	$(5,602,013)	$(653,499)	$(4,948,514)

Operating Activities

Operating activities consist of net loss adjusted for certain non-cash items, including depreciation, non-cash lease expense, stock-based compensation expense, realized gains or losses on disposal of property and equipment, and the effect of working capital changes. The decrease over the prior period is mainly due to the increase in net loss, and the timing of accounts payable. The increase in net loss was primarily due to an increase in stock based compensation resulting from the grant of options to Mr. Jatinder S. Bhogal, CEO and Mr. John Rhee, President and Director, and higher personnel and SG&A costs partially offset by a decrease in professional fees.

Investing Activities

We have used cash primarily for short-term investments, investments in property and equipment, and, to a lesser extent, for the purchase of furniture and office equipment, including computers and software. Net investment activities for capital expenditures were $25,565 during the three months ended November 30, 2020, compared to $5,031 during the three months ended November 30, 2019. Also, during the three months ended November 30, 2020, we purchased a twelve month term deposit in the amount of $5,000,000.

Indebtedness

None.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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Other Contractual Obligations

In September 2020, the Company, through its wholly owned subsidiaries, SolarWindow Asia (USA) Corp. and SolarWindow Asia Co., Ltd., entered a lease for office space in South Korea. The lease has a term of one year from September 23, 2020 through September 23, 2021 with monthly payments of approximately $1,200.

During fiscal 2019 the Company made payments totaling $1,292,655 towards the purchase of manufacturing equipment with an estimated total cost of $1,803,000. The remaining $510,345 will be paid upon the completion of the equipment once the final specifications have been determined pending optimization of the Company’s product iteration specific to this equipment. For additional information, see “Note 3 – Property and Equipment” located in the footnotes to our financial statements for the three months ended November 30, 2020 and 2019.

Recent accounting pronouncements not yet adopted

See Note 2 to our consolidated financial statements for the three months ended November 30, 2020 and 2019.

Recently adopted accounting pronouncements

See Note 2 to our consolidated financial statements for the three months ended November 30, 2020 and 2019.

Critical Accounting Policies and Significant Judgments’ and Use of Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements required the use of estimates and judgments that affect the reported amounts of our assets, liabilities, and expenses. Management bases estimates on historical experience and other assumptions it believes to be reasonable under the circumstances and evaluates these estimates on an on-going basis. Actual results may differ from these estimates. There have been no significant changes to the critical accounting policies and estimates included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020.

Related Party Transactions

See Note 7 to our consolidated financial statements for the three months ended November 30, 2020 and 2019 for a discussion of our related party transactions.

Year ended August 31, 2020 compared to the year ended August 31, 2019

Operating Expenses

A summary of our operating expenses for the years ended August 31, 2020 and 2019 follows:

			2020 compared to 2019
	Year Ended August 31,		Increase /	Percentage
	2020	2019	(Decrease)	Change
Operating expenses:
Selling, general & administrative	$1,535,041	$1,438,111	$96,930	7%
Research and product development	1,195,513	1,013,387	182,126	18%
Stock compensation	4,872,909	3,959,367	913,542	23%
Total Operating expense	$7,603,463	$6,410,865	$1,192,598	19%

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Selling, General and Administrative

Selling, general and administrative (“SG&A”) costs include all expenditures incurred other than research and development related costs, including costs related to personnel, professional fees, travel and entertainment, public company costs, insurance and other office related costs. During the year ended August 31, 2020 compared to the year ended August 31, 2019, SG&A costs increased due primarily to a $121,554 increase in personnel costs and $72,612 increase in other administrative costs offset by a decrease of $97,236 of professional costs.

Research and Product Development

Research and Product Development (“R&PD”) costs represent costs incurred to develop our technology and are incurred pursuant to our research agreements and agreements with other third-party providers and certain internal R&PD cost allocations. Payments under these agreements include salaries and benefits for R&D personnel, allocated overhead, contract services and other costs. R&PD costs are expensed when incurred, except for non-refundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed. During the year ended August 31, 2020 compared to the year ended August 31, 2019, R&PD costs increased primarily as a result of a $272,860 increase in personnel costs and $88,053 increase in CRADA costs offset by a decrease of $178,787 in other R&PD related costs.

Stock Based Compensation

The Company grants stock options to its Directors, employees and consultants. Stock compensation represents the expense associated with the amortization of our stock options. Expense associated with equity-based transactions is calculated and expensed in our financial statements as required pursuant to various accounting rules and is non-cash in nature. Stock based compensation expense increased due primarily to the Company entering into an Executive Consulting Agreement with each of Mr. Jatinder S. Bhogal, CEO and Chairman and Mr. John Rhee, President and Director, pursuant to which each party was granted 2,500,000 stock purchase options.

Other Income (Expense)

A summary of our other income (expense) for the years ended August 31, 2020 and 2019 follows:

			2020
	Year Ended August 31,		compared to
	2020	2019	2019
Other income (expense)
Interest income	$250,401	$315,344	(64,943)
Interest expense	-	(128,239)	(128,239)
Accretion of debt discount	-	(663,918)	(663,918)
Total other income (expense)	$250,401	$(476,813)	$(727,214)

“Interest income” relates to the interest earned on our cash. “Interest expense” relates to the stated interest of our convertible promissory notes and bridge note. “Accretion of debt discount” represents the accretion of the discount applied to those notes as a result of the issuance and modification of detachable warrants and the beneficial conversion feature contained therein. As a result of the financing received by the Company on November 26, 2018, all outstanding debt was converted resulting in the elimination of further interest expense and an increase in accretion due to the recognition of all remaining debt discount related to the 2013 Note. For additional information, see “NOTE 4 – Debt” and “NOTE 5 – November 2018 Private Placement” to our Financial Statements for the years ended August 31, 2020 and 2019.

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Liquidity and Capital Resources

Our principal source of liquidity is cash in the bank. As of August 31, 2020, the Company had $14,151,523 of cash compared to $16,604,011 as of August 31, 2019. We have financed our operations primarily from the sale of equity and debt securities. We expect the cost of funding the South Korea office to be approximately $850,000 over the twelve months ended August 31, 2021.

Summary of Cash Flows

Presented below is a table that summarizes the cash provided or used in our activities and the amount of the respective increases or decreases in cash provided by (used in) those activities between the fiscal periods:

			2020
	Years Ended August 31,		compared to
	2020	2019	2019
Operating activities	$(2,447,457)	$(2,545,151)	$97,694
Investing activities	(5,031)	(1,347,664)	1,342,633
Financing activities	-	19,800,000	(19,800,000)
Net increase in cash	$(2,452,488)	$15,907,185	$(18,359,673)

Operating Activities

Net cash used in operating activities decreased 3.8% to $2,447,457 for the year ended August 31, 2020 as compared to $2,545,151 for the year ended August 31, 2019.

Investing Activities

Net cash used in investing activities totaled $5,031 for the year ended August 31, 2020 as compared to $$1,347,664 for the year ended August 31, 2019. The $1,342,633 decrease was the result of prior year purchases of computer and equipment, furniture and various production and R&D equipment, including payments totaling $1,292,655 towards the purchase of manufacturing equipment with an estimated total cost of $1,803,000. The finalization of that equipment to meet our process and product fabrication standards and requirements has been pushed out due to the effects of the pandemic on our ability to secure a development and manufacturing partner.

Financing Activities

Net cash provided by financing activities totaled $0 for the year ended August 31, 2020, compared to $19,800,000 for the year ended August 31, 2019. During the year ended August 31, 2019, the Company received proceeds of $19,800,000 from the November 2018 Private Placement.

Indebtedness

None.

Other Contractual Obligations

The Company entered into an operating lease for office space with a term from May 1, 2019 through May 1, 2022 with monthly rent due of $2,200 for the first two years and $2,266 during year three. For additional information, see “Note 8 – Lease” located in the footnotes to our financial statements.

In September 2020, the Company, through its wholly owned subsidiaries, SolarWindow Asia (USA) Corp. and SolarWindow Asia Co., Ltd., entered a lease for office space in South Korea. The lease has a term of one year from September 23, 2020 through September 23, 2021 with monthly payments of approximately $1,200.

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During fiscal 2019 the Company made payments totaling $1,292,655 towards the purchase of manufacturing equipment with an estimated total cost of $1,803,000. The remaining $510,345 will be paid upon the completion of the equipment once the final specifications have been determined pending optimization of the Company’s product iteration specific to this equipment. For additional information, see “Note 3 – Equipment” located in the footnotes to our financial statements.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the years ended August 31, 2020 and 2019.

Recently Issued Accounting Standards

For more information regarding recent accounting standards and their impact to our results of operations and financial position, see “Note 2- Summary of Significant Accounting Policies” to our Financial Statements for the years ended August 31, 2020 and 2019.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on its historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect the preparation of our financial statements:

Stock Based Compensation

Pursuant to the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718-10, Compensation-Stock Compensation, which establishes accounting for share-based payment transactions for acquiring goods and services from employees and nonemployees, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

New Accounting Standards to be Adopted Subsequent to August 31, 2020

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company for fiscal years beginning after August 31, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company will early adopt ASU 2020-06 beginning with our fiscal year starting on September 1, 2021. We do not expect the adoption of ASU 2020-06 to have a material impact on our consolidated financial statements.

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Related Party Transactions

For a discussion of our Related Party Transactions, see “Note 9 - Transactions with Related Persons” to our Financial Statements for the years ended August 31, 2020 and 2019.

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OUR BUSINESS

We are a pre-revenue company developing proprietary transparent electricity-generating coatings and methods for their application to various materials which we refer to as our “LiquidElectricity™ Coatings”. Our LiquidElectricity™ Coatings generate electricity by harvesting light energy from natural sun, artificial light, and low, shaded, or reflected light conditions. We apply ultra-thin layers of LiquidElectricity™ Coatings to rigid glass, and flexible glass and plastic surfaces where they transform otherwise ordinary surfaces into organic photovoltaic devices. Potential applications of our LiquidElectricity™ Coatings span multiple industries, including architectural, automotive, agrivoltaic (greenhouse agriculture), aerospace, commercial transportation and marine.

We have achieved important milestones and overcome major technical challenges in order to broaden the range of materials and products that we can coat to generate electricity. Our goals in developing electricity-generating products have included ensuring transparency and esthetics, optimizing power generation, and lowering the costs of our coating materials and their related application.

We first coated rigid flat glass with our LiquidElectricity™ Coatings to generate electricity. Numerous technological advancements over the past two years enabled us to fabricate panes of flat glass layered with LiquidElectricity™ Coatings at room temperature and ambient pressure; this process represents a significant technical achievement which may provide manufacturing advantages over expensive and cumbersome high temperature and high positive or negative pressure-sensitive manufacturing methods common to conventional solar photovoltaic manufacturing.

Among important field tests, LiquidElectricity™ Coatings on flat glass have been successfully processed through the rigorous autoclave system for window glass lamination at a commercial fabricator. At the fabricator’s facilities, glass panes layered with LiquidElectricity™ Coatings were subjected to the extremely high heat and pressure of autoclave equipment used in commercial glass lamination. Subsequent performance testing confirmed that glass with LiquidElectricity™ Coatings continued to produce power.

LiquidElectricity™ Coatings on glass panes have also been subjected to more than 200 freeze/thaw cycles, yielding favorable performance. Our edge sealing processes and materials contributed to the prevention of moisture-related damage, an important feature.

In addition to flat glass, we have successfully applied our LiquidElectricity™ Coatings to generate electricity on flexible glass and plastics. On glass surfaces, our electricity-generating coatings could enable new and retrofit architectural applications such as windows for commercial towers, glass walls and curtain walls, room dividers, and other related products. On flexible surfaces, our electricity-generating products present applications in various industries, including: automotive, light and commercial trucks, recreational vehicles, marine, aerospace and defense, agrivoltaics, and others.

Among our near-term product iterations, is the electrification of glass surfaces. Our LiquidElectricity™ coatings and application processes could produce electricity-generating windows for potential use in new construction and retrofit applications in commercial buildings, when applied using our proprietary processes and subsequently fabricated into a window product.

In a recent demonstration in July 2020, LiquidElectricity™ Coatings applied to otherwise ordinary glass panes resulted in the fabrication of a 9 square-foot window array, our largest and most transparent array, which displayed voltage and successfully powered a series of LED lights. In October 2020, we released video footage of our electricity-generating coatings applied to glass, successfully powering LED lights while undergoing testing under various simulated light conditions.

Currently, our LiquidElectricity™ Coatings are under development with support from commercial contract firms who provide expertise in specialty chemistry and coatings processes, and at one of the most respected and advanced solar-photovoltaic research institutions in the world, the U.S. Department of Energy’s (“DOE”) National Renewable Energy Laboratory (“NREL”), through a Cooperative Research and Development Agreement (“CRADA”).

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Additionally, we work on specific advancements to various aspects of manufacturing-related processes with NREL and Argonne National Laboratory. This ongoing work was initiated after SolarWindow was awarded our first-ever DOE Grant for Advanced Manufacturing. Specifically, our work is conducted through an Advanced Materials Manufacturing Cooperative Research and Development Agreement (“AMM CRADA”) from the DOE Office of Energy Efficiency and Renewable Energy’s Advanced Manufacturing Office, and the Roll-to-Roll Advanced Materials Manufacturing Consortium, led by Oak Ridge National Laboratory, partnering with Argonne National Laboratory, Lawrence Berkeley National Laboratory, and NREL.

Beyond research and development, our commercial strategy is to apply LiquidElectricity™ Coatings to existing third-party materials or product surfaces, to create electricity-generating products which could become self-powered, or colloquially, “self-charging”. In furtherance of our strategy, over the past year we have strengthened our management team, established the SolarWindow Innovation Group, and expanded our US operations to Asia.

In October 2020, we announced the opening of an office in Seoul, South Korea and the appointment of management and operations personnel in the US and South Korea to pursue commercial partnerships for our Company so as to enable productization, manufacturing, and marketing of our technologies and products.

Our commercial development efforts in the US and Asia include seeking technology, product licensing and joint venture arrangements with research institutions, commercial partners, manufacturing and fabrication facilities, and organizations with established technical competencies, market reach, and distribution networks in targeted industries.

Our proprietary electricity-generating coatings and application processes are the subject of thirty (30) trademarks and over sixty (60) U.S. and international patents, either granted or in-process. See Intellectual Property, below.

We believe that our efforts have already produced a basis for these applications. Our planned productization and commercialization of SolarWindowTM technologies will require significant further product development, fabrication, testing, and validation. In addition to our technology development CRADA and AMM CRADA, and engagements with specialty contract groups, we anticipate the need for product development partnerships with commercial partners in order to ascertain the viability of our technologies and products, currently under development.

Our technologies and products, currently under development, use our proprietary chemistries and application processes in order to generate electricity on glass and plastics. Our ongoing research and product development requires the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

We cannot accurately predict the amount of funding or the time required to successfully commercialize products. The actual cost and time required to commercialize our technology may vary significantly depending on, among other things, the results of our product development efforts; the cost of developing, acquiring, or licensing various enabling technologies; changes in the focus and direction of our business or product development plans; competitive and technological advances; the cost of patent filing, prosecuting, defending and enforcing claims; demonstrating compliance with regulations and standards; and manufacturing, marketing and other costs that may be associated with product fabrication. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business and/or product development plans.

The Market Opportunity for our LiquidElectricity™ Coatings

Based on our market research, there are no commercially marketed electricity-generating products available for sale in the United States which provide the functionality, features, esthetics, and adaptability of LiquidElectricity™ Coatings. Our markets include building window and glass applications, referred to as “architectural flat glass” and “fabricated glass products.” Flat glass is extensively used in the architecture industry in applications such as windows, partitions, and facades. One third-party glass industry report, published in February 2020, by Grand View Research, Inc., projects that the global flat glass market is expected to reach $202.9 billion by 2027, growing at a revenue-based compounded annual growth rate (“CAGR”) of 7.3%.

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We are also targeting applications for our LiquidElectricity™ Coatings in automotive, light and commercial trucks, recreational vehicles, marine, and aerospace and defense sectors, among others. We believe that the rising demand for electric propulsion and autonomous piloting in these segments presents a timely opportunity for our electricity-generating technologies.

Additionally, the agrivoltaics market for our electricity-generating coatings includes the smart greenhouse market, valued at $1.37 billion in 2019 and projected to reach $3.23 billion by 2027, growing at a CAGR of 11.4% from 2020 to 2027. In addition to these smart greenhouses which monitor and control the growth condition of plants and optimize the growing process of the plants, we believe that conventional greenhouse structures, both new and existing, present commercial opportunities for the application of SolarWindow to these structures.

We believe that our addressable markets in each of the forgoing segments are fractional, yet may present viable commercial opportunities.

Our Competitive Strengths

We believe that the following strengths of our LiquidElectricity™ Coatings and technologies should enable us to compete successfully in the alternative and renewable energy industries:

•	Performance in Natural and Artificial Light - We propose unique solutions for harvesting the light energy of natural and artificial light sources to generate sustainable electricity;

•	Works on Glass and Plastics - Our LiquidElectricity™ Coatings are capable of generating electricity on flat glass and flexible glass and plastics; and

•	Cost Effective - Our LiquidElectricity™ Coatings are engineered for manufacturing using earth abundant materials at a low price point, and are suited for high-throughput manufacturing.

Our Business Strategy

As noted, our commercial development efforts in the US and Asia include seeking opportunities for intellectual property in-licensing, out-licensing, cross-licensing, and acquisition. We also seek technology, product licensing and joint venture arrangements with research institutions, commercial partners, manufacturing and fabrication facilities, and organizations with established technical competencies, market reach, and distribution networks in targeted industries. Key elements of our business strategy to implement the forgoing include:

•	Strategic Commercial Partnerships – We have expanded our US operations with a commercial development office in Seoul, South Korea and the appointment of management and operations personnel in the US and South Korea to pursue commercial partnerships for our Company so as to enable productization, manufacturing, and marketing of our technologies and products. Our target partnerships include supply chain glass, plastics, window, automotive, greenhouse manufacturing and other related companies;

•	Innovative Research and Continuous Product and Technology Enhancement - We seek partnerships with product development groups, manufacturers of specialty chemicals, advanced-manufacturing companies, and others with proven technology expertise and developing additional applications and markets for LiquidElectricity™ Coatings. We are currently working with scientists at NREL for the ongoing development of our coatings and applications processes, and on the AMM CRADA which focuses on high-speed roll-to-roll manufacturing processes development. We work to engage additional firms and institutions with important technical and product development competencies as needed; and

•	Management Team Development – Augment our management team with experienced and effective talent in order to, among other competencies, advance our product development and innovation programs, monetize and leverage our intellectual property, develop and implement sales and marketing plans, enhance the Company’s brand positioning in industry and capital markets, and raise capital in order to effectuate our business plan.

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Competition for Our Technology and Products

The solar PV industry is highly competitive and such competition is increasing as the number of participants in the industry continues to grow. Although we are not aware of other products utilizing technology substantially similar to our technology, numerous solar cell technologies have been developed, or are being developed, by a number of companies, from which products may be derived and ultimately compete with the our products.

Such technologies include, but are not necessarily limited to, the use of organic materials, advanced crystalline silicon thin film concepts, amorphous silicon, cadmium telluride, copper-indium-gallium-selenide, titanium dioxide, and copper indium di-selenide, and others to generate electricity from sunlight. Given sufficient time, investment and advances in manufacturing technologies, any of these competing technologies may achieve lower manufacturing costs, superior performance, or greater market acceptance than our products, currently under development. Among the companies purporting to be developing such technologies, are Ubiquitous Energy, ONYX Solar Next Energy Technologies, Solarmer Energy, and Ubiquitous Energy.

We face competition from many companies, major universities and research institutions in the United States and abroad. Many of these companies, universities and research institutions have substantially greater resources, experience in conducting research, experience in obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities name recognition and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies (and hence future products) obsolete.

These companies, universities and research institutions may have numerous competitive advantages, including:

•	Significantly greater name recognition;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	processes that are operational and manufacturing prototype or final products;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	significantly greater financial and human resources for product development, sales and marketing, and patent litigation.

If our competitors were to:

•	succeed in developing products that are more effective in producing electrical energy at a lower cost than our technology, some or all of our products or our technology could be rendered obsolete and non-competitive;
•	succeed in bringing their products or services to market earlier than ours, our revenues could be adversely affected. See “Risk Factors.”

Accordingly, in addition to our research and development efforts, we have undertaken a public relations, advertising, and market access outreach programs designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts, if and when any applicable regulatory approval is received.

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Our commercial success will depend on our ability and the ability of our manufacturing partners, licensee or sub-licensees, if any, to compete effectively in product development areas such as, but not limited to: safety, reliability, availability, price, marketing, distribution and patent position.

Our competitive position in the market will also depend on our ability to attract and retain qualified personnel, to obtain patent protection, develop proprietary products and processes, protect our intellectual property rights, and to secure sufficient capital resources required during the often-substantial period between technology development and commercial sales.

An important factor will be the timing of market introduction of any LiquidElectricity™ Coatings products we develop. Accordingly, the speed with which we can develop products, complete safety approvals and ultimately supply commercial quantities of any products we develop to the market is important.

Proprietary Assets

Intellectual Property

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes, and know-how. We rely primarily on patent, trademark, copyright and trade secrets laws in the U.S. and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect our technologies and products.

As of November 30, 2020, our proprietary electricity-generating coatings and application processes are the subject of more than 30 trademarks and over 60 U.S. and international patents, granted or in-process. Our patent filings include five (5) granted patents in the United States, while all in-process patent filings include U.S. and foreign jurisdictions. In preparation for productization and future commercial sales, our 30 trademarks have been established for the Company’s use in commerce. Our issued patents are scheduled to expire between November, 2032 and March, 2033, and may or may not be basis for filing continuations. We continually assess opportunities to seek patent protection for those aspects of our technology, designs, and methodologies and processes that we believe may provide us with significant competitive advantages or additional commercial opportunities.

We believe that many elements of LiquidElectricity™ Coatings and related processes, technologies and products involve proprietary know-how, technology, or data that are not covered by patents or patent applications, including but not limited to technical processes, equipment, design architecture, algorithms, and procedures. Accordingly, we rely on trade secret protection and confidentiality agreements to safeguard our interests with respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce.

Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for our technology, inventions and improvements; to preserve the confidentiality of our trade secrets; to defend and enforce our proprietary rights, including any patents we now own or that we may own in the future; and to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.

Government Regulation

Our technology may be subject to certain government regulations and standards. Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory or regulatory provisions governing our research and product development processes, as well as approval of the manufacturing and marketing of any products derived from such research and development activities.

The production and marketing of our technology derived products would be subject to existing and future safety & health regulations and standards in the United States and South Korea.

Current safety & health requirements and standards for electrical products can include, but may not be limited to, Occupational Safety and Health Administration regulations, National Electrical Code as approved as an American National Standard by the American National Standards Institute or ANSI/NFPA-70, certification by Underwriters Laboratories and the Society of Automotive Engineers, and compliance with State, Federal, and local building codes. These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of our technology evolves. We may be additionally required to comply with similar regulations and standards in South Korea.

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Employees and Consultants

The Company utilizes the services of full-time employees as well as part-time employees and consultants on a contract basis. As of the date of this prospectus, we had one (3) full-time employees, two (2) full-time consultants and five (5) part-time employees and consultants. Our personnel are located in the United States, Canada and South Korea.

Our full-time consultants are Jatinder S. Bhogal, our Chief Executive Officer, and John Rhee, our Director and President and President, CEO and Director of SolarWindow Asia Co., Ltd., and our full-time employees are James Whitaker our Principal R&D Scientist, Alexandra Musk-Steuart our Vice president of Brand and Business Development, and Patrick Sargent our Vice President of Product Development & Engineering.

We have employer sponsored health and dental plans available to form W-2 based employees. Additionally, from time-to-time, the Company grants stock options to employees on a discretionary basis. None of our employees are covered by a collective bargaining agreement.  We believe our relations with our employees are good.

Other Information

Our website address is www.solarwindow.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information accessible through our website is not a part of this prospectus.

The public may also read and copy any materials we file with the United States Securities and Exchange Commission (“SEC”) on the SEC’s website at www.sec.gov which site contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. All statements made in any of our filings, including all forward-looking statements, are made as of the date of the document(s) in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

Our executive office is located at 430 Park Avenue, Suite 702, New York, New York 10022. Our telephone number is (800) 213-0689; our email is info@solarwindow.com. Our website is www.solarwindow.com. Information contained on our web site (or any other website) does not constitute part of this prospectus.

Our operations are conducted primarily from our offices in the Republic of South Korea, located at JA-1022HO 10F, 338, Gwanggyojungang-ro, Suji-gu, Yongin-si, Gyeonggi-do, Republic of Korea.

Our research and development activities are conducted at the U.S. Department of Energy’s National Renewable Energy Laboratories in Golden, Colorado pursuant to a Cooperative Research and Development Agreement.

Stockholder Communications

Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board at SolarWindow Technologies, Inc., Attention: Jatinder S. Bhogal or Justin Frere, 430 Park Avenue, Suite 702, New York, NY 10022. The Board will review and respond to all correspondence received, as appropriate.

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OUR MANAGEMENT

Directors And Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this prospectus. We have a Board comprised of five members. Each director holds office until a successor is duly elected or appointed. Executive officers serve at the discretion of the Board and are appointed by the Board. Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.

Name	Age	Current Position with Us	Director or Officer Since
Jatinder Bhogal	54	Chief Executive Officer (principal executive officer) Chairman and Director	August 7, 2017
Justin Frere, CPA	48	Treasurer, Interim Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	July 5, 2019
John Rhee	53	Director and President of SolarWindow Technologies, Inc. and Director, President and CEO of SolarWindow Asia Co., Ltd.	July 1, 2020
Gary Parmar, CPA, CA, ICD.D (1)	49	Director, Audit Committee Chair	June 14, 2019
Robert C. Levine	71	Director	December 7, 2018
Joseph Sierchio	71	Director	October 1, 2020

(1) Chairman of the Audit Committee

Business Experience

Set forth below are the names of all of our directors and executive officers, all positions and offices held by each person, the period during which each has served as such, and the principal occupations and employment of such persons during at least the last five years, and other director positions held currently or during the last five years:

Jatinder S. Bhogal. Mr. Jay (Jatinder) S. Bhogal brings 20 years of experience helping to finance and build companies in diversified industries, including: online media, health services, medical devices, drug discovery, vaccine production, renewable and alternative energy, fossil fuels, and others. Numerous breakthrough technologies supported by Mr. Bhogal have grown from inception to achieve $300 million-plus market capitalization. As a private investor, director, and executive, Mr. Bhogal has incubated and directed ventures and projects in collaboration with leading research institutions and government agencies, including: United States Department of Energy’s National Renewable Energy Laboratory, University of California Berkeley, Dartmouth College, NASA’s International Space Station National Laboratory Initiative (on board the Space Shuttle ‘Endeavour’ with USDA; mission STS-126), and others. Mr. Bhogal serves as our Chief Executive Officer and Chairman. Mr. Bhogal served as the Chief Operating Officer of RenovaCare, Inc. from June 11, 2018 to July 1, 2020.

Justin Frere, CPA. Mr. Frere has served as the Company’s Controller since August of 2011 and was appointed Secretary and Interim Chief Financial Officer on July 5, 2019 and July 22, 2020, respectively. Mr. Frere has over 20 years of experience as a hands-on CFO/Controller level finance and administration professional with extensive operational and analytical experience as a consultant, CFO and controller for numerous public entities. From 2001 through present, Mr. Frere has been principal of Frontline Accounting performing CFO/controller, and financial analyst services for various public and private domestic and international clients. Mr. Frere has been the primary party responsible for accounting, drafting and filing SEC Forms and interacting with auditors and the SEC in support of public company reporting. Mr. Frere started his career at KPMG in their assurance practice. Mr. Frere earned a Bachelor of Science in accounting and finance from California Polytechnic State University in San Luis Obispo and MBA from San Diego State University.

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Robert C. Levine. Mr. Levine has been with Avison Young since 1994 and is one of the founding partners of Avison Young which has 120 offices in 25 countries and 5,000 real estate professionals. Since 2008, Avison Young has been one of the fastest growing commercial real estate companies in the world. Having recently retired from the Board of Directors of Avison Young after 10 years’ service, Mr. Levine remains on Avison Young’s Executive Committee. Mr. Levine has 40 years of experience in commercial real estate sales, leasing, and advisory roles and has worked with many leading developers, equity partners, and renowned investors. Having consummated many billions of dollars in transactions, he has been responsible for the sale of numerous landmark and Class-A office buildings, shopping centers, industrial properties, and major development sites.

Gary P. Parmar, CPA, CA, ICD.D. Mr. Parmar is a Partner and Regional Leader of Technology Media Telecommunications with MNP, a leading Canadian national accounting, tax and business consulting firm. Based in Kelowna, Gary provides accounting, tax, financial planning and business management advice to private enterprises and family-owned businesses, helping them increase profits, grow their operations and achieve their goals. With more than 20 years of experience, Gary understands his clients’ unique challenges and delivers creative solutions that help them maximize wealth while keeping taxes to a minimum. His services include assisting with tax planning regarding incorporation, income management, succession planning, business management, the purchase and sale of businesses and estate planning. Gary’s clients rely on him to help them structure their businesses to facilitate various types of projects and transactions, as well as assess the validity of deals and arrange financing. A trusted advisor, he provides ongoing management consulting to assist with job costing, managing working capital and maximizing profitability. Committed to building and nurturing long-term relationships, Gary has worked with a broad range of clients, including real estate developers, builders, agricultural producers, professionals and companies in the technology, media telecommunications industries. A Chartered Professional Accountant (CPA) who qualified as a Chartered Accountant (CA), Gary has a Bachelor of Commerce degree from the University of Alberta, where he majored in accounting.

John Rhee. Mr. Rhee has more than 20 years of experience helping businesses in a variety of industries in the areas of strategic financing, mergers and acquisitions and portfolio management. Since 2013, Mr. Rhee has served as Chairman and Managing Director of Stratis Impact a Private Equity firm located in Hong Kong. From 2009 to 2013, Mr. Rhee served the Korean Ministry of Culture as a Senior Adviser and from 2004 to 2010 in various roles including Executive Director for Investment at Softbank. Mr. Rhee holds a J.D from Yale Law School and undergraduate degree from Cornell University.

Joseph Sierchio.  Mr. Sierchio has been engaged in the practice of law as the principal of Sierchio Law LLP, our general corporate counsel since August 2019; prior thereto Mr. Sierchio provided legal services to the Company as a partner of Satterlee Stephens LLP, our counsel, from September 2016 to August 2019. Since 1975, Mr. Sierchio has continuously practiced corporate and securities law in New York City, representing, in the United States, domestic and foreign private and public corporations, investors, brokerage firms, and entrepreneurs. Mr. Sierchio is admitted in all New York state courts and federal courts in the Eastern, Northern, and Southern Districts of the State of New York as well as the federal Court of Appeals for the Second Circuit. Mr. Sierchio was invited to join the Board due to his experience representing corporations (public and private) and individuals in numerous and various organizational, compliance, administrative, governance, finance (equity and debt private and public offerings), regulatory and legal matters as well as his familiarity with the Company’s business and operations. Mr. Sierchio also served as a director of RenovaCare, Inc. from August 26, 2010 to June 22, 2018. Mr. Sierchio earned his J.D. at Cornell University Law School in 1974, and a B.A., with Highest Distinction in Economics from Rutgers College at Rutgers University in 1971, and where he was also named a Henry Rutgers Scholar.

All of our directors are elected annually to serve for one year or until their successors are duly elected and qualified.

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

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Legal Proceedings

None of or directors or officers are involved in any legal proceedings as described in Regulation S-K (§229.401(f)).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Because we do not have a class of equity securities registered pursuant to section 12 of the Exchange Act, we are not required to make the disclosures required by Item 405 of Regulation SK.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of SolarWindow and our stockholders.

Corporate Governance Guidelines; Code of Conduct and Ethics

Our Corporate Governance Guidelines assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of SolarWindow and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business addresses the role of a director, Board composition, Board meetings, access to management, Board compensation and other topics.

We have adopted a Code of Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to the SEC, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code of Ethics.

We have posted a copy of our Corporate Governance Guidelines and Code of Ethics and Business Conduct on the Investor section of our website at https://www.solarwindow.com/investors/corporate-governance/. Our full Board of Directors must approve in advance any waivers of the Code of Ethics. We will post any amendments or waivers from our Code of Ethics that apply to our executive officers and directors on the “Corporate Governance” section of our website.

Board Independence

We are not listed on a major U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, Our Board considers that a director is independent when the director is not an officer or employee of the Company, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of FINRA and the rules and regulations of the SEC. Our Board has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, our Board has affirmatively determined that two of our five directors, including Robert C. Levine and Gary Parmar, qualify as “independent” directors.

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Board Leadership Structure

We currently have two executive officers and five directors; two of which are independent. At present, Mr. Bhogal serves as our Chief Executive Officer and Chairman of the Board and Mr. Frere serves as our Interim Chief Financial Officer and Secretary.

Our Bylaws provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company and its stockholders. Our Board believes that the current leadership structure, which consists of a Chief Executive Officer and Chairman is appropriate. Our Board also considered that our Audit Committee, which oversees critical matters such as the integrity of our financial statements, consist entirely of independent directors. Our Board has reviewed our current Board leadership structure, our size, the nature of our business, the regulatory framework under which we operate, our stockholder base, our peer group and other relevant factors, and has determined that this structure is currently the most appropriate Board leadership structure for our company.

Board Committees

Audit Committee

Our Board has established a separately-designated independent Audit Committee of the Board in accordance with Section 3(a)(58)(A) of the Exchange Act for the purpose of overseeing our accounting and financial reporting processes and the audits of our annual financial statements. Our Audit Committee currently consists of Mr. Parmar (Chair), Mr. Levine. The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. The Board has determined that each of the members of the Audit Committee is independent as determined under Rule 10A-3 of the Exchange Act. Our Board has determined that Mr. Gary Parmar is an audit committee financial expert (as that term is defined in Item 407 of Regulation S-K under the Exchange Act). The Audit Committee is governed by a written charter approved by the Board, a copy of which is available on our website at https://www.solarwindow.com/investors/corporate-governance/.

Compensation Committee

The Board does not currently have a standing Compensation Committee. The full Board establishes our overall compensation policies and reviews recommendations submitted by our management.

Nominating Committee

The Board does not currently have a standing Nominating Committee. We do not maintain a policy for considering nominees. Our Bylaws provide that the number of Directors shall be fixed from time to time by the Board, but in no event shall be less than the minimum required by law. The Board should be large enough to maintain our required expertise but not too large to function inefficiently. Director nominees are recommended, reviewed and approved by the entire Board. The Board believes that this process is appropriate due to the number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board.

While the Board is solely responsible for the selection and nomination of Directors, the Board may consider nominees recommended by stockholders as deemed appropriate. The Board evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although we do not have a policy regarding diversity, the Board does take into consideration the value of diversity among Board members in background, experience, education and perspective in considering potential nominees for recommendation to the Board for selection. Stockholders who wish to recommend a nominee should send nominations to Mr. Jatinder S. Bhogal, CEO or Mr. Justin Frere, Interim CFO and Secretary, 430 Park Avenue, Suite 702, New York, NY 10022, that includes all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected.

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Compensation Consultants

We have not historically relied upon the advice of compensation consultants in determining Named Executive Officer compensation. Instead, the full Board reviews compensation levels and makes adjustments based on their personal knowledge of competition in the market place, publicly available information and informal surveys of human resource professionals.

Board of Directors Meetings, Committees of the Board of Directors, and Annual Meeting Attendance

During the fiscal year ended August 31, 2020, all directors attended at least 75% or more of the aggregate of the meetings of the Board. The Board met two (2) times and acted by written consent Ten (10) times during the fiscal year ended August 31, 2020; the Audit Committee was established in July 2019, met one (1) time and did not act by written consent during the fiscal year ended August 31, 2020. We did not have an annual meeting of stockholders during the fiscal year ended August 31, 2020 or 2019.

The Audit Committee is the only standing committee of the Board of Directors. The full Board is responsible for performing the functions of: (i) the Compensation Committee and (ii) the Nominating Committee.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day-to-day management of various risks we face, the Board, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board reviews and discusses policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of our financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

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EXECUTIVE AND DIRECTOR COMPENSATION

Our Board is responsible for establishing the compensation and benefits for our executive officers. The Board reviews the performance and total compensation package for our executive officers, and considers the modification of existing compensation and the adoption of new compensation plans. The board has not retained any compensation consultants.

The goals of our executive compensation program are to attract, motivate and retain individuals with the skills and qualities necessary to support and develop our business within the framework of our small size and available resources. We designed our executive compensation program to achieve the following objectives:

•	attract and retain executives experienced in developing and delivering products such as our own;
•	motivate and reward executives whose experience and skills are critical to our success;
•	reward performance; and
•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each named executive officer for Fiscal 2020 and Fiscal 2019:

Name and Principal Position	Year Ended August 31,	Salary ($)	Option Awards ($)	All Other Compensation ($) (1)	Total ($)
Jatinder S. Bhogal (2) Chief Executive Officer and Director	2020	255,833	3,850,000	5,833	4,111,666
John A. Conklin (3) Former Chief Technology Officer	2020	275,000	-	24,125	299,125
	2019	275,000	117,500	35,233	427,733
Justin Frere (4) Interim Chief Financial Officer and Secretary	2020	96,000	-	-	96,000
Steve Yan-Klassen (5) Former Chief Financial Officer	2020	20,421	-	-	20,421
	2019	15,497	117,500	-	132,997
John Rhee, President and Director of SolarWindow Technologies, Inc. and President, CEO and Director of SolarWindow Asia Co., Ltd. (6)	2020	-	3,765,000	-	3,765,000

(1) The amounts in this column represent employer sponsored and paid health coverage, vacation pay and health insurance premium reimbursement for Mr. Conklin who maintained private insurance coverage and was reimbursed an agreed upon amount each month to offset his out-of-pocket medical insurance premiums through December 31, 2019 and prior to the Company established Health benefit plans. With regard to Mr. Bhogal, the amount in this column represents fees for his service on the Board during fiscal 2020.

(2) On August 7, 2017, the Company appointed Jatinder Bhogal to the Board of Directors. Mr. Bhogal has provided consulting services to the Company since 2011. Pursuant to Mr. Bhogal’s consulting agreements in effect prior to July 1, 2020, Mr. Bhogal received compensation of $18,750 per month. Effective July 1, 2020, the Company, Mr. Bhogal, and Vector Asset Management, Inc., a Canadian entity wholly-owned by Mr. Bhogal (“VAMI”), entered into an Executive Consulting Agreement (the “ECA”) whereby Mr. Bhogal, in addition to Mr. Bhogal’s current role as a Director, will serve the Company as its President and Chief Executive Officer (Principle Executive Officer). Pursuant to the ECA, which has an initial term of three years with one year extensions thereafter unless otherwise terminated, VAMI 1) will be paid an annual fee of $410,000 (the “Annual Base Fee”); 2) is eligible for a discretionary performance-based annual bonus of up to 40% of the then annual base fee in effect; 3) received a stock option grant to purchase up to 2,500,000 shares of the Company’s common stock with an exercise price of $2.60 per share, exercisable on, among other methods, a cashless basis prior to up-listing to a national exchange and exercisable for cash thereafter. The stock option vests as to 50% on July 1, 2020 and as to the remaining 50% on July 1, 2021. The Stock Option is subject to the terms and conditions of the Stock Option Grant and Grant Agreement dated June 29, 2020 with an effective date of July 1, 2020. The aggregate grant date fair value of the stock option award, determined in accordance with FASB ASC Topic 718, was $1.54 per share. For additional information, see “NOTE 7 – Stock Options” and “NOTE 9 - Transactions with Related Persons” of our notes to financial statements for the years ended August 31, 2020 and 2019.

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(3) On December 27, 2017, the Company and Mr. Conklin entered into an employment agreement (the “2018 Employment Agreement”) pursuant to which Mr. Conklin is paid an annual salary of $275,000, received a grant of 1,008,000 stock options and was entitled to a medical insurance premium reimbursement stipend of $2,166 per month up until the company established an employer based medical insurance plan that became effective on January 1, 2020. On October 22, 2018, Mr. Conklin resigned as Chief Financial Officer commensurate with the appointment of Steve Yan-Klassen as the Company’s Chief Financial Officer. Effective July 1, 2020, Mr. John Conklin resigned as the Company’s President and Chief Executive Officer and as a Director and assumed a new executive role with the Company as its Chief Technology Officer. Effective November 19, 2020, Mr. John Conklin resigned as the Company’s Chief Technology Officer and no longer has any affiliation with the Company.

(4) Mr. Frere has served as the Company’s Controller since August of 2011 and was appointed Secretary on July 5, 2019. Effective July 23, 2020, Mr. Frere was appointed to also serve as the Company’s Interim Chief Financial Officer (principal financial officer) and Interim Treasurer. Mr. Frere is providing his services on an as needed basis; Mr. Frere’s engagement is at will and can be terminated by either party on notice. Mr. Frere’s aggregate fee for his services is $8,000 per month.

(5) Effective October 22, 2018, the Company appointed Steve Yan-Klassen to serve as our Chief Financial Officer. Mr. Yan-Klassen had no employment agreement. Mr. Yan-Klassen received an annual salary of $31,500 Canadian dollars. Mr. Yan-Klassen resigned effective July 22, 2020 to pursue other business and no longer has any affiliation with the Company.

(6) On July 1, 2020, the Company appointed John Rhee to the Board of Directors. On August 31, 2020, the Company and Mr. John Rhee entered into an Executive Services Consulting Agreement and effective March 1, 2021 entered into Amendment No. 1 to the Executive Services Consulting Agreement (the “ESCA”). Pursuant to the ESCA, Mr. Rhee will provide executive consulting services to the Company, and it’s directly and indirectly owned subsidiaries, in connection with the Company’s efforts to establish an operating presence in the Republic of Korea. The Initial Term of the ESCA is three years, but may be extended annually thereafter. Mr. Rhee’s engagement pursuant to the ESCA is an “at-will” engagement. It was initially acknowledged that Mr. Rhee’s engagement was on a part-time basis; however, his time, efforts, professional attention, knowledge, and experience necessary to carry on fully his duties and responsibilities under the ESCA has proven to require full-time effort. Pursuant to the ESCA, which has an initial term of three years, Mr. Rhee 1) will be paid a monthly base fee of $22,000; 2) received a stock option grant to purchase up to 2,500,000 shares of the Company’s common stock with exercise prices as follows: as to 1,000,000 options, $3.66 per share; as to 800,000 options, $6.00 per share and as to 700,000 options, $8.00 per share, exercisable on, among other methods, a cashless basis prior to up-listing to a national exchange and exercisable for cash thereafter. The stock option vests as to 500,000 on the date of grant; as to the next 800,000 shares on the six-month anniversary of the date of grant; as to the next 700,000 shares on the 12-month anniversary of the date of grant; and as to the last 500,000 shares on the eighteen month anniversary of the date of grant. The Stock Option is subject to the terms and conditions of the Non-Statutory Stock Option Agreement dated August 31, 2020. The aggregate grant date weighted average fair value of the stock option award, determined in accordance with FASB ASC Topic 718, was $1.51 per share. For additional information, see “NOTE 7 – Stock Options” of our notes to financial statements for the years ended August 31, 2020 and 2019.

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Outstanding Equity Awards at

The following table sets forth information regarding equity awards that have been previously awarded to each of the Named Executives and which remained outstanding as of February 23, 2021.

Option Awards
Name	# of securities underlying unexercised options exercisable	# of securities underlying unexercised options not currently exercisable	Option exercise price ($)	Option expiration date
Jatinder S. Bhogal (1)	1,025,500	32,500	3.54	7/5/2029
	90,000	-	4.87	11/21/2027
	1,250,000	1,250,000	2.60	7/2/2026
John A. Conklin (2)	40,000	-	4.87	11/21/2027
	12,500	-	3.54	7/5/2025
Justin Frere (3)	17,500	32,500	3.54	7/5/2025
Steve Yan-Klassen (4)	10,000	-	3.54	7/5/2025
John Rhee (5)	500,000	-	3.66	8/31/2023
	800,000	-	6.00	8/31/2023
	-	700,000	8.00	8/31/2023
	-	500,000	3.66	8/31/2023

(1) On November 21, 2017, pursuant the grant of stock options to our Board and certain personnel for their services, we granted a stock option to purchase 90,000 shares of our common stock. On July 5, 2019, pursuant to a grant of stock options to our Board and executives for their services, we granted a stock option to purchase 1,008,000 and 50,000 shares of our common stock. On July 1, 2020, pursuant to an Executive Consulting Agreement and Stock Option Grant and Grant Agreement both dated June 29, 2020 we granted a stock option to purchase 2,500,000 shares of our common stock.

(2) On January 1, 2018, pursuant to the 2018 Employment Agreement, we granted a stock option to purchase 1,008,000 shares of our common stock. On November 21, 2017, pursuant the grant of stock options to our Board for their services, we granted a stock option to purchase 40,000 shares of our common stock. On July 5, 2019, pursuant to a grant of stock options to our Board and executives for their services, we granted a stock option to purchase 50,000 shares of our common stock to each Mr. Conklin and Mr. Yan-Klassen. On December 18, 2020, Mr. John Conklin and the Company entered into an Amendment to the Separation, Consulting and Release of Claims Agreement dated November 24, 2020. Pursuant to the Amendment, no further payments are due to Mr. Conklin and all stock options granted under his employment agreement totaling 1,008,000 are cancelled.

(3) On November 21, 2017, pursuant the grant of stock options to our Board and certain personnel for their services, we granted a stock option to purchase 20,000 shares of our common stock. On July 5, 2019, pursuant to a grant of stock options to our Board and executives for their services, we granted a stock option to purchase 50,000 shares of our common stock.

(4) On July 5, 2019, pursuant to a grant of stock options to our Board and executives for their services, we granted a stock option to purchase 50,000 shares of our common stock.

(5) On August 31, 2020, pursuant to an Executive Services Consulting Agreement and Non-Statutory Stock Option Agreement, we granted a stock option to purchase 2,500,000 shares of our common stock.

Employee directors, which includes Mr. Bhogal, are eligible to receive stock option compensation but do not receive cash compensation in addition to their monthly salary for services rendered as a director.

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Option Exercises and Stock Vested

The following table sets forth information regarding option exercises and stock vested by each of the Named Executives from the beginning of fiscal 2021 through February 23, 2021.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting ($)	Value realized on vesting
Justin Frere (1)	6,943	110,600	-	-

(1) On November 21, 2017, pursuant the grant of stock options to our Board and certain personnel for their services, we granted a stock option to purchase 20,000 shares of our common stock. On January 13, 2021, Mr. Frere exercised the remaining 10,000 stock options on a cashless basis and received 6,943 shares of restricted common stock.

Potential Payments upon Termination or Change in Control

There are no understandings or agreements known by management at this time which would result in a change in control.

On June 29, 2020, we entered into the Executive Consulting Agreement with Mr. Jatinder S. Bhogal. Pursuant to the terms of the ECA, Mr. Bhogal will receive an annual fee of $410,000, is eligible for a discretionary performance-based annual bonus of up to 40% of the then Annual Base Fee in effect, and a grant to purchase 2,500,000 stock options. Additionally, in the event that Mr. Bhogal’s employment is terminated without cause, he will be entitled to receive the Annual Base Fee in effect at termination paid over the subsequent 12 months. In the event that, following a change of control, the ECA is terminated by the Company without cause prior to the later of (a) June 29, 2021, or (b) within twelve (12) months of the change of control, then VAMI shall be entitled to receive an amount equal to the Annual Base Fee in effect on the termination date multiplied by 1.5, which amount is payable in a lump sum within thirty (30) days; and if the termination without cause occurs prior to June 29, 2021, the remaining unvested 1,250,000 stock options shall vest as of the date of such termination. Upon termination, the portion of the stock option, if any, which is vested and exercisable at the time of such termination may be exercised prior to the first to occur of (a) the expiration of the two-year period which commences on the date of termination and expires on the second anniversary of such date of termination or (b) the expiration date of the term of this stock option. There shall be no further vesting after the date termination. As of August 31, 2020, in the event of termination for reasons other than cause, death or disability or for good reason the cash severance due to Mr. Bhogal would be $410,000.

Compensation of Directors

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board Committees. Our employee directors receive no separate compensation for their service as directors. Our Board determines the non-employee directors’ compensation for serving on the Board and its committee(s). In establishing director compensation, the Board is guided by the following goals:

•	compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;
•	compensation should align the directors’ interests with the long-term interests of stockholders; and
•	compensation should assist with attracting and retaining qualified directors.

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For their services as directors, non-employee directors received cash compensation of $1,750 per quarter during 2019 and 2020, pro-rated to the date they join the Board of Directors. Beginning on September 1, 2019, the audit committee chairperson receives an additional $750 per quarter.

During fiscal 2019, the Company’s Board granted 50,000 stock options to each of our non-employee directors and an additional 2,000 stock options to our three Audit Committee Board members with an additional 1,008,000 stock option awarded to Jatinder S. Bhogal for a total issuance of 1,264,000 stock options (of 1,506,000 total stock options granted in fiscal 2019) with a weighted average value of $2.40 per share using the Black-Scholes Option Pricing Model, or $3,051,540 in aggregate. No equity-based grants were awarded to the Board in fiscal 2020.

Director Compensation Table

The following table sets forth the compensation earned and paid to each non-employee director for service as a director during Fiscal 2020 and Fiscal 2019:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Dr. Alastair Livesey	5,833	-	5,833
Robert C. Levine	7,000	-	7,000
Steve Horovitz	5,833	-	5,833
Gary Parmar	10,000	-	10,000
Harmel S. Rayat (7)	1	-	1
John Rhee (8)	1,167	-	1,167
Total 2020 director compensation	29,834	-	29,834

Dr. Alastair Livesey (2)	7,000	117,500	124,500
Joseph Sierchio (3)	2,692	-	2,692
Jatinder S. Bhogal(4)	7,000	2,566,940	2,573,940
Robert C. Levine (5)	4,919	122,200	127,119
Steve Horovitz (5)(6)	2,625	122,200	124,825
Gary Parmar (5)	1,527	122,200	123,727
Harmel S. Rayat (7)	1	-	1
Total 2019 director compensation	25,764	3,051,040	3,076,804

(1) The amounts in this column represent the aggregate grant date fair value of stock option awards granted by the Board, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. No options were granted in fiscal 2020. See “NOTE 7 – Stock Options” of our notes to financial statements contained in this annual report.

(2) During Fiscal 2019 Dr. Livesey received 50,000 stock options with an exercise price of $3.54 per share, a fair value of $2.35 per share and five-year vesting. Dr. Livesey resigned from the Board effective July 1, 2020.

(3) Mr. Sierchio resigned from the Board effective October 22, 2018 and was re-appointed on October 1, 2020.

(4) Mr. Bhogal became a director of the Company effective August 7, 2017. On July 1, 2020, Mr. Bhogal became the President and CEO of the Company. Effective March 1, 2021, Mr. Bhogal resigned as President while maintaining his position as CEO. During Fiscal 2019, Mr. Bhogal received a) 50,000 stock options with an exercise price of $3.54 per share, a fair value of $2.35 per share and five-year vesting; and b) 1,008,000 stock options with an exercise price of $3.54 per share, a fair market value of $2.43 per share and immediate vesting of the entire award.

(5) During Fiscal 2019, Mr. Levine, Mr. Horovitz and Mr. Parmar each received 52,000 stock options with an exercise price of $3.54 per share, a fair value of $2.35 per share and five-year vesting.

(6) Mr. Horovitz resigned from the Board effective July 1, 2020.

(7) Mr. Rayat became a director of the Company effective March 15, 2018. Mr. Rayat’s annual compensation for serving as Chairman of the Board of Directors is $1.00 per year. Mr. Rayat resigned from the Board effective October 1, 2020

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(8) Mr. Rhee became a director of the Company effective July 1, 2020. On August 31, 2020, the Company and Mr. John Rhee entered into the ESCA. Pursuant to the ESCA, Mr. Rhee received a stock option grant of 2,500,000 shares. Those shares were granted in conjunction with the ESCA and not for Mr. Rhee’s service on the Board. See the “Summary Compensation Table” above for additional information.

Director Compensation - Equity

The following table shows the total number of unvested and total option awards held by each of our non-employee directors as of November 30, 2020:

Name	Vested Stock Options Outstanding (#)	Unvested Stock Options Outstanding (#)
Robert C. Levine	15,600	36,400
Gary Parmar	15,600	36,400
John Rhee (1)	500,000	2,000,000
Total	531,200	2,072,800

(1) Mr. Rhee received a stock option grant of 2,500,000 shares pursuant to the ESCA. See the “Summary Compensation Table” and “Director Compensation Table” above for additional information.

Limitation on Directors' Liabilities; Indemnification of Officers and Directors

Our Amended and Restated Bylaws designate the relative duties and responsibilities of our officers and establish procedures for actions by directors and stockholders and other items. Our bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law. For additional information, see Exhibit 4.34 to this Annual Report.

Directors' and Officers' Liability Insurance

We have obtained directors' and officers' liability insurance, which expires on December 22, 2021.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 23, 2021 by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock, (ii) each director, director nominee, and Named Executive Officer; and (iii) all executive officers and directors as a group. To our knowledge, no other person beneficially owns more than 5% of our common stock.

Name and Address of Beneficial Owner (1)	Number of shares Beneficially Owned (2)	% of Class Owned (2)
Directors and Officers
Jatinder S. Bhogal (3)	2,455,500	4.42
Justin Frere (4)	24,443	*
Gary Parmar (5)	18,200	*
Robert C. Levine (6)	77,533	*
John Rhee (7)	1,300,000	2.39
Joseph Sierchio (8)	246,567	*
All Directors and Officers as a Group (6 people)	4,122,243	7.23
5% Stockholders
Kalen Capital Corporation (9) The Kalen Capital Building 688 West Hastings St. Suite 700 Vancouver, BC V6B 1P1	54,200,848	75.54

* less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock and except as indicated the address of each beneficial owner is 430 Park Avenue, Suite 702, New York, NY 10022.

(2) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 53,186,799 shares of common stock issued and outstanding as of February 23, 2021. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(3) Includes 90,000 shares of common stock and 2,365,500 shares of common stock reserved for issuance upon the exercise of vested stock options, including 2,500 shares issuable upon exercise of options expected to vest on or before February 28, 2021. Does not include 1,282,500 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(4) Includes 6,943 shares of common stock and 17,500 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 32,500 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(5) Includes 18,200 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 33,800 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(6) Includes 26,000 shares of common stock, 33,333 shares of common stock reserved for issuance upon the exercise of a Series T Warrant and 18,200 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 33,800 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

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(7) Includes 1,300,000 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 1,200,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(8) Includes 196,567 shares of common stock and 50,000 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 70,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(9) Kalen Capital Corporation is a private Alberta corporation wholly owned by Mr. Harmel Rayat. In such capacity, Mr. Rayat may be deemed to have beneficial ownership of these shares. The number of shares reflected above is as of the date of this prospectus based upon the review of our transfer records and information provided to us by Kalen Capital Corporation and includes: (a) 35,638,931 shares owned by Kalen Capital Corporation and its wholly owned subsidiary; (b) up to 246,000 shares issuable upon exercise of a Series M Warrant; (c) up to 767,000 shares issuable upon exercise of a Series N Warrant; (d) up to 213,500 shares issuable upon exercise of a Series P Warrant; (e) up to 468,750 shares issuable upon exercise of a Series R Warrant; (f) up to 300,000 shares issuable upon exercise of a Series S-A Warrant; and (g) 16,566,667 shares issuable upon exercise of a Series T Warrant.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

 The Board establishes policies and procedures, and sets standards regarding operations and governance. Accordingly, the Company adopted a policy and procedures pertaining to related-party transactions (“RPTs”) as they relate to the Company’s employees, officers and directors.

The Board recognizes that RPTs must be managed to prevent the risk of perceived or actual conflicts of interest. The Company’s RPT policy and procedures addresses these transactions as they may occur. The Board is responsibe for reviewing and approving RPTs in accordance with the adopted policy and procedures. The Board may review the RPT policy and procedures from time to time and accordingly recommend amendments for consideration and/or implementation.

The Board will review and approve all RPTs over $25,000 with the option to review and approve all RPTs if, in their judgment, it would be in the best interests of the Company for the proposed transaction to be reviewed.

Under SEC rules (Section 404 (a) of Regulation S-K), a related person is a director, officer, nominee for director, or 5% stockholder of our outstanding shares of common stock since the beginning of the previous fiscal year, and their immediate family members. Immediate family members include spouses, parents, stepparents, children stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant)

The Board has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;
•	compensation to executive officers determined by the Board;
•	compensation to directors determined by the Board;
•	transactions in which all security holders receive proportional benefits; and
•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

The Board reviews transactions involving related persons who are not included in one of the above categories and makes a determination whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Board reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services. An interested related party who serves on the Board shall recuse their self from the review and approval of a RPT in which they have an interest in the transaction.

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Our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. Periodically, we inquire as to whether or not any of our Directors have entered into any transactions, arrangements or relationships that constitute related party transactions. If any actual or potential conflict of interest is reported, our Board will review the transaction and relationship disclosed and make a determination regarding appropriatness and recommend modifications to the RPT if the transaction is deemed to present a conflict of interest.

Transactions with Related Persons

The following is a description of each transaction since the beginning of our 2019 fiscal year, and each currently proposed transaction, in which:

•	we have been or are to be a participant;
•	the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets for the last two completed fiscal years; and
•	any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

On August 7, 2017, the Company appointed Jatinder Bhogal to the Board of Directors. Mr. Bhogal has provided consulting services to the Company through his wholly owned company, Vector Asset Management, Inc., pursuant to a Consulting Agreement dated February 1, 2014, as amended on November 11, 2016 and December 1, 2018 (Amendment No. 2). On July 1, 2020 the Company and VAMI entered into an Executive Consulting Agreement, which supersedes the foregoing agreements and pursuant to which Mr. Bhogal, in addition to continuing to serve as a director of the Company will also serve as the Company’s President and Chief Executive Officer. Pursuant to the Consulting Agreements in effect prior to December 1, 2018, Mr. Bhogal received compensation of $5,000 per month. Beginning with Amendment No. 2, Mr. Bhogal received compensation of $18,750 per month and pursuant to the ECA, Mr. Bhogal receives 34,167 per month. Mr. Bhogal also incurs expenses on behalf of the Company which are reimbursed according to the Company’s expense report policy. The Company recognized cash compensation expense in connection with the Consulting Agreements and ECA of $255,833 and $183,750 during the years ended August 31, 2020 and 2019, respectively and $102,500 and $56,250 during the three months ended November 30, 2020 and 2019, respectively. As of November 30, 2020 and August 31, 2020, the Company recognized a related party payable to Mr. Bhogal of $34,167 and $48,758, respectively.

During the year ended August 31, 2020 and 2019, Talia Jevan Properties, Inc., a British Columbia corporation wholly-owned by the Investor, made advances on behalf of the Company totaling $210,415 and $15,497, respectively.. The Company repaid Talia Jevan Properties $172,661 and $0 during the years ended August 31, 2020 and 2019, respectively and $53,250 during the three months ended November 30, 2020. As of August 31, 2020 and November 30, 2020, the Company owed Talia Jevan Properties, Inc. $53,251 and $0, respectively.

Joseph Sierchio, one of the Company’s directors, has maintained his role as the Company’s General Counsel since its inception as Principal of the law firm of Sierchio & Partners, LLP, and then as a Partner with Satterlee Stephens LLP and beginning in August 2019, as Principal of Sierchio Law, LLP pursuant to an engagement letter which provides for an annual fee of $175,000 in exchange for general counsel services. Mr. Sierchio resigned from the Board effective October 22, 2018, and was reappointed on October 1, 2020. Fees for legal services billed by firms associated with Mr. Sierchio while he was a Director, totaled $3,480, and $29,167 during the year ended August 31, 2019 and the three months ended November 30, 2020, respectively.

On November 26, 2018, the Company completed the November 2018 Private Placement to accredited investors of 16,666,667 Units of the Company’s equity securities at a price of $1.50 per Unit with each Unit comprised of (a) one share of common stock; and (b) one Series T Warrant to purchase one share of common stock at a price of $1.70 per share for a period of seven (7) years. The Investor participated in the November 2018 Private Placement by purchasing 13,100,000 Units in exchange for cash of $19,650,000 and converting $5,200,000 owing under the March 2015 Loan and 2013 Note into 3,466,667 Units.

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All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Director Independence

Please refer to “Director Independence” under the section titled “CORPORATE GOVERNANCE” in “MANAGEMENT.”

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THE SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders. The Selling Stockholders may sell up to 1,167,200 shares of common stock (including shares issuable upon exercise of outstanding warrants or conversion of outstanding convertible notes). The percentage of outstanding shares beneficially owned is based on 53,186,799 shares of common stock issued and outstanding as of the date of this prospectus. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Stockholders beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite its name. None of the Selling Stockholders are known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. The Selling Stockholders have acquired their shares solely for investment and not with a view to or for resale or distribution of such securities.

Selling Stockholder	# of Shares Beneficially Owned prior to the Offering	Approximate % of Issued and Outstanding Shares Beneficially Owned Prior to the Offering (1)		# of Shares Registered and to be Sold in this Offering (2)	Estimated No. of Shares Beneficially Owned After this Offering	Approximate % of Issued and Outstanding Shares Beneficially Owned after this Offering (2)
Mackie Research Capital Corp ITF Cindy Bains	643,000	1.20	(3)	643,000	-	-
Willamette Ventures LLP	322,000	*	(4)	322,000	-	-
Michael Emmott	3,200	*	(5)	3,200	-	-
Narinder Thouli	82,667	*	(6)	82,667	-	-
Robert C. Levine	59,333	*	(7)	59,333	-	-
Cynthia A. Eck	30,000	*	(8)	30,000	-	-
George F. Johnson, Jr. & Kathy Johnson JT TEN	3,000	*	(9)	3,000	-	-
Gilbert F. Mueller	2,500	*	(10)	2,500	-	-
Jerald Shapiro	17,500	*	(11)	17,500	-	-
Louis R. Jeffrey	5,000	*	(12)	5,000	-	-
Raymond Szulc	2,500	*	(10)	2,500	-	-
Total	1,167,200	2.17		1,167,200	-	-

* Less than 1%

_____

(1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 53,186,799 shares of common stock issued and outstanding as of the date of this prospectus. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this prospectus. Please refer to “Plan of Distribution.”

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(2) The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them and registered for resale. Because the Selling Stockholders may offer all or only some portion of the 1,167,200 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “% of Issued and Outstanding Shares Beneficially Owned After This Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering and will not be acquiring any additional shares. Please refer to “Plan of Distribution.”

(3) Includes 200,000 shares of common stock and 443,000 shares of common stock issuable upon the exercise of a Series S Warrant.

(4) Includes 161,000 shares of common stock and 161,000 shares of common stock issuable upon the exercise of a Series S Warrant.

(5) Represents 1,600 shares of common stock and 1,600 shares of common stock issuable upon the exercise of a Series S Warrant.

(6) Includes 16,000 shares of common stock issuable upon the exercise of a Series S Warrant and 66,667 shares of common stock issuable upon the exercise of a Series T Warrant.

(7) Represents 26,000 shares of common stock and 33,333 shares of common stock issuable upon the exercise of a Series T Warrant.

(8) Represents 30,000 shares of common stock.

(9) Represents 3,000 shares of common stock.

(10) Represents 2,500 shares of common stock.

(11) Represents 17,500 shares of common stock.

(12) Represents 5,000 shares of common stock.

Other than the relationships described in the table and footnotes and elsewhere in this prospectus, the Selling Stockholders have not had or have any material relationship with us or any of our affiliates within the past three years. Based upon representations made by the Selling Stockholders to us, we do not believe that any of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

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PLAN OF DISTRIBUTION

We are registering the Shares covered by this prospectus to permit the Selling Stockholders to conduct public secondary trading of these Shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Shares offered by this prospectus. We may receive up to an aggregate of approximately $2,355,819 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash.

The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Shares covered by this prospectus. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Shares to be made directly or through agents.

The Shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling security holders, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Stockholders or the purchasers of the Shares.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Shares Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Shares Act. Underwriters are subject to the prospectus delivery requirements of the Shares Act and may be subject to certain statutory liabilities under the Shares Act and the Exchange Act. We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Shares Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any underwriter, broker-dealer or agent regarding the sale of the Shares by the selling security holders.

The Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

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At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling security holders, the aggregate amount of Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Shares by the Selling Stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Stockholders will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 of the Shares Act may be sold under Rule 144 rather than under this prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Stockholders and any other person participating in the sale of the Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Securities.

The Selling Stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Shares Act. The Selling Stockholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Shares Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

For additional information regarding the exercise of terms of our Warrants, see the section titled “Description of Our Securities.”

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DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. As of the date of this prospectus there were 53,186,799 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders, including the election of directors. The shares of common stock do not have cumulative voting rights. This means that the holders of more than 50% of the shares of common stock can elect all of our directors, subject to the rights of any outstanding series of preferred stock. The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding series of preferred stock.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding series of preferred stock.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities and subject to the prior rights of any outstanding series of preferred stock. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series The rights of holders of our common stock may be subject to, and adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control and may adversely affect the voting and other rights of holders of our common stock.

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Warrants

Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. Other than the Series P Warrants, all of the following warrants may be exercised on a cashless basis. A summary of the Company’s warrants outstanding and exercisable as of August 31, 2020 and 2019 is as follows:

	Shares of Common Stock Issuable from Warrants Outstanding as of		Weighted Average
Description	November 30,	August 31,	Exercise
	2020	2019	Price	Date of Issuance	Expiration
Series M	246,000	246,000	$2.34	December 7, 2015	December 31, 2022
Series N	767,000	767,000	$3.38	December 31, 2015	December 31, 2022
Series P	213,500	213,500	$3.70	March 25, 2016	December 31, 2022
Series R	468,750	468,750	$4.00	June 20, 2016	December 31, 2022
Series S-A	300,000	300,000	$2.53	July 24, 2017	December 31, 2022
Series S	821,600	821,600	$3.42	September 29, 2017	September 29, 2022
Series T	16,666,667	16,666,667	$1.70	November 26, 2018	November 26, 2025
Total	19,483,517	19,483,517

Options

Stock option grants pursuant to the 2006 Plan vest either immediately or over zero to five years and expire from six to ten years after the date of grant. Stockholders previously approved 15,000,000 shares for grant under the 2006 Plan, of which, as of November 30, 2020, 5,734,277 remain available for grant, 1,305,001 have been exercised in total with 629,677 net shares (due to a cashless exercise feature) issued pursuant to such exercises of vested options from inception of the 2006 Plan. All shares approved for grant and subsequently forfeited are available for future grant. The Company does not repurchase shares to fulfill the requirements of options that are exercised and therefore issues new shares when options are exercised. The 2006 Plan was approved by stockholders on February 7, 2011 and was to expire according to its terms on February 7, 2021 which expiration was extended by the Board to February 7, 2023.

A summary of the Company’s stock option activity for the three months ended November 30, 2020 and the years ended August 31, 2020 and 2019 and related information follows:

	Number of Shares Subject to Option Grants	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($)
Outstanding at August 31, 2018	1,291,334	5.22
Grants	1,506,000	3.54
Forfeitures and cancellations	(20,000)	4.87
Outstanding at August 31, 2019	2,777,334	4.31
Grants	5,158,000	4.06
Forfeitures and cancellations	(130,600)	3.54
Outstanding at August 31, 2020	7,804,734	4.16
Grants	50,000	3.42
Forfeitures and cancellations	(37,500)	3.54
Outstanding at November 30, 2020	7,817,234	4.16	5.29	27,557,385
Exercisable at November 30, 2020	3,956,434	3.66	6.30	15,789,872

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Debt

As of November 30, 2020 and August 31, 2020, the Company had no debt balances

Shares Eligible for Resale

The market for our common stock has historically been volatile; there is no assurance that an orderly and liquid trading market for our common stock will develop or be sustained after the completion of this offering. Future sales of substantial amounts of common stock, including shares of common stock issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Rule 144

As of the date of this prospectus there were 53,191,933 shares of our common stock issued and outstanding, of which 31,410,748 shares are deemed “restricted securities” or “control securities” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least nine months to sell such shares without restriction other than the requirement that there be current public information as set forth in Rule 144. To the extent that Rule 144 is otherwise available, this provision is currently applicable to all of the restricted shares. If a non-affiliate has held the shares for more than one year, such person may make unlimited sales pursuant to Rule 144 without restriction.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. Please refer to “Risk Factors.”

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our bylaws provide for indemnification of directors and officers to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee, or representative.

Section 78.138 of the Nevada Revised Statutes ( the “NRS”) provides that except as might otherwise be specifically provided in the NRS or a company’s articles of incorporation n that a director or officer of the Company shall not be personally liable to the Company or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer, if his or her act or omission did not constitute a breach of his or her fiduciary duties and did not involve intentional misconduct, fraud or a knowing violation of law. Nevada law provides that, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of an action, suit or proceeding, the Company shall indemnify such person against expenses incurred in connection with the defense.

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Section 78.7502(1) of the NRS authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators. Our bylaws require us to indemnify our directors to the fullest extent permitted under Nevada law or any other applicable law in effect.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The above discussion of our Bylaws and the referenced sections of the Nevada Revised Statutes are not intended to be exhaustive and are qualified in its entirety by such Bylaws and statute.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered hereby have been passed upon for SolarWindow Technologies, Inc. by Sierchio Law, LLP, 430 Park Avenue Suite 702, New York, New York 10022. Joseph Sierchio, the principal of Sierchio Law, LLP is one of our directors and the beneficial owner of 246,567 shares of our common stock.

EXPERTS

Our consolidated financial statements for the fiscal year ended August 31, 2020, appearing herein, have been audited by PKF O’Connor Davies, LLP, our independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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Our consolidated financial statements for the fiscal year ended August 31, 2019, appearing herein, have been audited by Marcum LLP, our former independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.quantumscape.com. The information on, or that can be accessed through, our website is not part of this prospectus.

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71

SOLARWINDOW TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	November 30,	August 31,
	2020	2020
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$8,549,510	$14,151,523
Short-term investments	5,000,000	-
Deferred research and development costs	463,614	574,731
Prepaid expenses and other current assets	20,962	56,147
Total current assets	14,034,086	14,782,401

Operating lease right-of-use asset	-	42,212
Property and equipment, net of accumulated depreciation of $88,498 and $93,323, respectively	1,360,503	1,349,495
Security deposit	13,537	2,200
Total assets	15,408,126	16,176,308

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	64,256	53,428
Related party payables	71,967	113,186
Current maturities of operating lease	-	24,828
Total current liabilities	136,223	191,442

Non-current operating lease	-	17,737
Total long term liabilities	-	17,737
Total liabilities	136,223	209,179

Commitments and contingencies

Stockholders' equity
Preferred stock: $0.10 par value; 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock: $0.001 par value; 300,000,000 shares authorized, 52,959,323 shares issued and outstanding at November 30, 2020 and August 31, 2020	52,959	52,959
Additional paid-in capital	77,877,741	76,039,209
Accumulated other comprehensive income (loss)	3,277	-
Retained deficit	(62,662,074)	(60,125,039)
Total stockholders' equity	15,271,903	15,967,129
Total liabilities and stockholders' equity	$15,408,126	$16,176,308

(The accompanying notes are an integral part of these consolidated financial statements)

F-1

SOLARWINDOW TECHNOLOGIES, INC.

CONSOLIDATED  STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended November 30,
	2020	2019

Revenue	$-	$-

Operating expenses
Selling, general and administrative	1,999,785	620,781
Research and development	547,864	579,000
Total operating expenses	2,547,649	1,199,781

Loss from operations	(2,547,649)	(1,199,781)

Other income (expense)
Interest income	19,389	94,503
Loss on disposal of assets	(8,775)	-
Total other income (expense)	10,614	94,503

Net loss	$(2,537,035)	$(1,105,278)

Basic and Diluted Loss per Common Share	$(0.05)	$(0.02)

Weighted average number of common shares outstanding - basic and diluted	52,959,323	52,959,323

(The accompanying notes are an integral part of these consolidated financial statements)

F-2

SOLARWINDOW TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended November 30,
	2020	2019

Net income (loss)	$(2,537,035)	$-
Other comprehensive income (loss):
Foreign currency translation adjustments	3,277	-
Comprehensive income (loss)	$(2,533,758)	$-

(a) Amounts include gains from the strengthening of the South Korean Won against the U.S. dollar.

(The accompanying notes are an integral part of these consolidated financial statements)

F-3

SOLARWINDOW TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Total Stockholders'
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2020	Shares	Amount	Capital	Deficit	Income	Equity
Balance, August 31, 2020	52,959,323	52,959	76,039,209	(60,125,039)	-	15,967,129
Stock based compensation due to common stock purchase options	-	-	1,838,532	-	-	1,838,532
Foreign currency translation adjustments	-	-	-	-	3,277	3,277
Net loss for the three months ended November 30, 2020	-	-	-	(2,537,035)	-	(2,537,035)
	52,959,323	$52,959	$77,877,741	$(62,662,074)	$3,277	$15,271,903

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Total Stockholders'
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2019	Shares	Amount	Capital	Deficit	Income	Equity
Balance, August 31, 2019	52,959,323	$52,959	$71,166,300	$(52,771,977)	$-	$18,447,282
Stock based compensation due to common stock purchase options	-	-	420,970	-	-	420,970
Net loss for the three months ended November 30, 2019	-	-	-	(1,105,278)	-	(1,105,278)
Balance, November 30, 2019	52,959,323	$52,959	$71,587,270	$(53,877,255)	$-	$17,762,974

(The accompanying notes are an integral part of these consolidated financial statements)

F-4

SOLARWINDOW TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended November 30,
	2020	2019
Cash flows from operating activities
Net loss	$(2,537,035)	$(1,105,278)
Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation	5,782	6,684
Stock based compensation expense	1,838,532	420,970
Loss on disposal of assets	8,775	-
Changes in operating assets and liabilities:
Deferred research and development costs	111,117	(77,706)
Prepaid expenses and other assets	35,185	20,047
Accounts payable and accrued expenses	10,792	25,700
Operating lease assets and liabilities	(353)	68
Related party payable	(41,219)	61,047
Security deposits	(10,890)	-
Net cash flows used in operating activities	(579,314)	(648,468)

Cash flows used in investing activity
Purchaseof short-term investments	(5,000,000)	-
Capital expenditures	(27,726)	(5,031)
Proceeds from the sale of assets	2,161	-
Net cash flows used in investing activity	(5,025,565)	(5,031)

Effect of exchange rate changes on cash and cash equivalents	2,866	-
Net increase (decrease) in cash and cash equivalents	(5,602,013)	(653,499)
Cash and cash equivalents at beginning of period	14,151,523	16,604,011
Cash and cash equivalents at end of period	$8,549,510	$15,950,512

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-
Income taxes paid in cash	$-	$-

(The accompanying notes are an integral part of these consolidated financial statements)

F-5

SOLARWINDOW TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – Basis of Presentation and Organization

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of SolarWindow Technologies, Inc. (the “Company”) as of November 30, 2020, and for the three months ended November 30, 2020 and 2019 have been prepared in accordance with accounting principles generally accepted in the United States (“U.S.”) of America, or U.S. GAAP, for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting periods. Actual results may differ from those estimates. The interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2020. The accompanying unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (including normal recurring adjustments) necessary for the fair presentation of the Company’s consolidated financial position as of November 30, 2020, results of operations, stockholders’ equity and cash flows for the three months ended November 30, 2020 and 2019. The Company did not record an income tax provision during the periods presented due to net taxable losses. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

Organization

SolarWindow Technologies, Inc. was incorporated in the State of Nevada on May 5, 1998. Products derived from the Company’s SolarWindow™ technology harvest light energy from the sun and from artificial light sources, by generating electricity from a transparent coating of organic photovoltaic (“OPV”) solar cells, applied to glass and plastics, thereby creating a “photovoltaic” effect. The Company’s ticker symbol is WNDW.

Liquidity and Management’s Plan

The Company does not have any commercialized products, has not generated any revenue since inception and has sustained recurring losses and negative cash flows from operations since inception. Due to the “start-up” nature of our business, we expect to incur losses as we continue development of our products and technologies. As of November 30, 2020, the Company had $13,549,510 of cash and cash equivalents and short term investments on hand and working capital of $13,897,863. The Company believes that it currently has sufficient cash to meet its funding requirements over the next twelve months following the issuance of this Quarterly Report on Form 10-Q. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it may need to raise additional capital to accomplish its business plan. If additional funding is required, the Company expects to seek to obtain that funding through financial or strategic investors. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

NOTE 2 – Summary of Significant Accounting Policies

Information regarding the Company’s significant accounting policies is contained in Note 2, “Summary of significant accounting policies,” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2020. Presented below and in the following notes is supplemental information that should be read in conjunction with “Notes to Financial Statements” in the Annual Report.

F-6

Fiscal quarter

The Company’s quarterly periods end on November 30, February 28, May 31, and August 31. The Company’s first quarter in fiscal 2021 and 2020 ended on November 30, 2020 and 2019, respectively.

Principles of consolidation

On August 24, 2020, the Company formed wholly owned SolarWindow Asia (USA) Corp. as the holding company for SolarWindow Asia Co. Ltd., a company formed in the Republic of Korea for the purpose of expansion into the Asian markets. As of August 31, 2020, the Company had not capitalized the Korean subsidiaries and there were no transactions related to these entities during the year ended August 31, 2020. During our fiscal quarter ended November 30, 2020, the Company capitalized SolarWindow Asia Co. Ltd. with a transfer of $831,000.

These consolidated financial statements presented are those of SolarWindow Technologies, Inc. and its wholly owned subsidiaries, SolarWindow Asia (USA) Corp., and SolarWindow Asia Co. Ltd. All significant intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the accounting period. The Company considers its accounting policies relating to stock based compensation to be the most significant accounting policy that involves management estimates and judgments. The Company has made accounting estimates based on the facts and circumstances available as of the reporting date. Actual amounts could differ from these estimates, and such differences could be material.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less from the date of purchase.

	November 30, 2020	August 31, 2020
Cash and cash equivalents	$8,549,510	$14,151,523
Short-term investment	5,000,000	-
Cash and cash equivalents	$13,549,510	$14,151,523

Short-term investments

The Company determines the balance sheet classification of its investments at the time of purchase and evaluates the classification at each balance sheet date. Money market funds, certificates of deposit, and time deposits with maturities of greater than three months but no more than twelve months are carried at cost, which approximates fair value and are recorded in the consolidated balance sheets in short-term investments. As of November 30, 2020, the short-term investment consists of a fixed-term deposit with a twelve month maturity at the time of purchase on October 1, 2020.

Recent accounting pronouncements not yet adopted

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2019-12, Income Taxes – Simplifying the Accounting for Income Taxes. The guidance removes certain exceptions for recognizing deferred taxes for equity method investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group, among others. This guidance is effective for interim and annual reporting periods beginning after December 15, 2020. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The adoption of ASU 2019-12 is not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

F-7

Recently adopted accounting pronouncements

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable, the Company has not identified any standards that the Company believes merit further discussion. The Company believes that none of the new standards will have a significant impact on the consolidated financial statements.

NOTE 3 – Property and Equipment

Property and equipment consists of the following:

	November 30,	August 31,
	2020	2020
Computers, office equipment and software	$14,800	$23,709
Furniture and fixtures	27,726	12,634
Product development and manufacturing equipment	113,820	113,820
In-process equipment	1,292,655	1,292,655
Total property and equipment	1,449,001	1,442,818
Accumulated depreciation	(88,498)	(93,323)
Property and equipment, net	$1,360,503	$1,349,495

During the three months ended November 30, 2020 and 2019, the company purchased $27,726 and $5,031 of property and equipment, respectively. During the three months ended November 30, 2020 and 2019, the Company recognized depreciation expense of $5,782 and $6,684, respectively.

As a result of the closure of the Vestal New York office, during the three months ended November 30, 2020, the Company disposed of office equipment, computers and furniture with an historical cost totaling $21,543 and net book value of 10,936. The Company received $2,161 of proceeds from the sale of the assets resulting in a loss of $8,775.

NOTE 4 – Common Stock and Warrants

Common Stock

At November 30, 2020, the Company had 300,000,000 authorized shares of common stock with a par value of $0.001 per share, 52,959,323 shares of common stock outstanding and 5,734,277 shares reserved for issuance under the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) as adopted and approved by the Company’s Board on October 10, 2006 that provides for the grant of stock options to employees, directors, officers and consultants. See “NOTE 5 - Stock Options” for additional information.

F-8

Warrants

Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. Other than the Series O Warrants and Series P Warrants, all of the following warrants may be exercised on a cashless basis. A summary of the Company’s warrants outstanding and exercisable as of November 30, 2020 and August 31, 2019 is as follows:

	Shares of Common Stock Issuable from Warrants Outstanding as of		Weighted Average
Description	November 30,	August 31,	Exercise Price	Date of	Expiration
	2020	2019		Issuance
Series M	246,000	246,000	$ 2.34	December 7, 2015	December 31, 2022
Series N	767,000	767,000	$ 3.38	December 31, 2015	December 31, 2022
Series P	213,500	213,500	$ 3.70	March 25, 2016	December 31, 2022
Series R	468,750	468,750	$ 4.00	June 20, 2016	December 31, 2022
Series S-A	300,000	300,000	$ 2.53	July 24, 2017	December 31, 2022
Series S	821,600	821,600	$ 3.42	September 29, 2017	September 29, 2022
Series T	16,666,667	16,666,667	$ 1.70	November 26, 2018	November 26, 2025
Total	19,483,517	19,483,517

NOTE 5 - Stock Options

Stockholders previously approved 15,000,000 shares for grant under the 2006 Plan. The 2006 Plan was adopted in order to attract and retain the best available personnel for positions of substantial authority and to provide additional incentive to employees and directors to promote the success of the Company’s business. The 2006 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, and other types of awards to employees, consultants, and directors. Stock option grants pursuant to the 2006 Plan vest either immediately or over zero to five years and expire from six to ten years after the date of grant with the exercise price equal to the fair value of the underlying stock on the date of grant. All shares approved for grant and subsequently forfeited are available for future grant. The Company does not repurchase shares to fulfill the requirements of options that are exercised and therefore issues new shares when options are exercised. The 2006 Plan was approved by stockholders on February 7, 2011 and expires according to its terms on February 7, 2021.

The Company measures share-based compensation cost on the grant date, based on the fair value of the award, and recognizes the expense on a straight-line basis over the requisite service period for awards expected to vest. The Company estimated the grant date fair value of stock options using a Black-Scholes valuation model using the following weighted-average assumptions:

	Three Months Ended November 30,
	2020	2019
Expected dividend yield	–	–
Expected stock price volatility	89.44%	82.94 – 86.23%
Risk-free interest rate	0.19%	1.40 – 1.69%
Expected term (in years)(simplified method)	4.00	4.5 – 5.75
Exercise price	$3.42	$2.32 and $3.54
Weighted-average grant date fair-value	$2.16	$1.61 and $1.55

F-9

A summary of the Company’s stock option activity for the three months ended November 30, 2020 and related information follows:

	Number of Shares Subject to Option Grants	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($)
Outstanding at August 31, 2019	2,777,334	4.31
Grants	5,158,000	4.06
Forfeitures and cancellations	(130,600)	3.54
Outstanding at August 31, 2020	7,804,734	4.16
Grants	50,000	3.42
Forfeitures and cancellations	(37,500)	3.54
Outstanding at November 30, 2020	7,817,234	4.16	5.29 years	27,557,385
Exercisable at November 30, 2020	3,956,434	3.66	6.30 years	15,789,872

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of the period covered by this report and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all in-the-money option holders exercised their vested options on November 30, 2020. The intrinsic value of the option changes based upon the fair market value of the Company’s common stock. Since the closing stock price was $7.65 on November 30, 2020 and 6,386,567 outstanding options have an exercise price below $7.65 per share, as of November 30, 2020, there is $25,886,685 and $14,070,872 of intrinsic value to the totality of the Company’s outstanding stock options and vested options, respectively.

Three Months Ended November 30, 2020

On October 19, the Company’s Board granted 50,000 options to Joseph Sierchio, Director, with an exercise price of $3.42, exercisable on a cashless basis any time prior to the Company’s listing of any of its securities for trading on a national stock exchange, six year term and vesting at the rate of 12,500 on the date of grant and 12,500 each anniversary thereafter.

Three Months Ended November 30, 2019

On October 9, 2019, the Company granted 153,000 options to an employee with a ten-year term, exercise price of $2.32 per share and vesting at the rate of 1/36th per month. Additionally, on September 16, 2019, the Board granted 5,000 options with a six-year term to a consultant with an exercise price of $3.54 per share and vesting at the rate of 1/20th per quarter.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, that were recorded in the Company’s Statements of Operations for the three months ended November 30, 2020 and 2019:

	Three Months Ended November 30,
	2020	2019
Stock Compensation Expense:
SG&A	$1,533,824	$172,219
R&D	304,708	248,751
Total	$1,838,532	$420,970

As of November 30, 2020, the Company had $5,297,826 of unrecognized compensation cost related to unvested stock options which is expected to be recognized over a period of 3.75 years.

F-10

The following table summarizes information about stock options outstanding and exercisable at November 30, 2020:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares Subject to Outstanding Options	Weighted Average Contractual Life (years)	Weighted Average Exercise Price ($)	Number of Shares Subject To Options Exercise	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)
2.32	153,000	8.86	2.32	55,250	8.86	2.32
2.60	2,500,000	5.59	2.60	1,250,000	5.59	2.60
3.28	7,500	5.96	3.28	7,500	5.96	3.28
3.42	50,000	5.89	3.42	12,500	5.89	3.42
3.46	35,000	5.10	3.46	35,000	5.10	3.46
3.54	1,342,900	7.61	3.54	1,140,350	8.14	3.54
3.66	1,000,000	2.75	3.66	500,000	2.75	3.66
4.87	187,500	6.98	4.87	187,500	6.98	4.87
5.35	1,008,000	7.09	5.35	735,000	7.09	5.35
5.94	33,334	0.06	5.94	33,334	0.06	5.94
6.00	800,000	2.75	6.00	-	2.75	6.00
8.00	700,000	2.75	8.00	-	2.75	8.00
Total	7,817,234	5.29	4.16	3,956,434	6.30	3.66

NOTE 6 – Lease

On May 1, 2019, the Company leased office space in Vestal, New York and entered into a Professional Building Lease Agreement (the “Lease”). The Lease has an initial term of three years through May 1, 2022 with monthly rent due of $2,200 for the first two years and $2,266 during year three. On November 30, 2020, the Company terminated the Lease and entered into a lease termination agreement (the “Termination Agreement”). Pursuant to the terms of the Termination Agreement, the Company made a payment of $26,400 and delivered the premises in good order including the removal of furniture and fixtures which the Company disposed, See “NOTE 3 – Property and Equipment” for additional information related to the disposal of the furniture and fixtures. All related assets and liabilities were written off with $418 of unrecognized interest expense charged to rent expense.

As of November 30, 2020, the Company has not entered into any leases which have not yet commenced which would entitle the Company to significant rights or create additional obligations.

The components of Lease expenses are as follows:

	Three Months Ended November 30,
	2020 (a)	2019
Operating lease cost	$32,648	$6,666
Short-term lease costs	-	-
Total net lease costs	$32,648	$6,666

(a) Represents 3 months of rent expense at $2,222 per month, $26,400 lease termination fee and ($418) of unrecognized interest expense.

F-11

Supplemental balance sheet information related to the Lease is as follows:

	November 30,	August 31,
	2020	2020
Operating lease right-of-use asset	$-	$42,212

Current maturities of operating lease	$-	$24,828
Non-current operating lease	-	17,736
Total operating lease liabilities	$-	$42,564

Weighted Average remaining lease term (in years):	-	1.67
Discount rate:	-	5.85%

In September 2020, the Company, through its wholly owned subsidiaries, SolarWindow Asia (USA) Corp. and SolarWindow Asia Co., Ltd., entered a lease for office space in South Korea. The lease has a term of one year from September 23, 2020 through September 23, 2021 with monthly payments of approximately $1,200.

NOTE 7 - Transactions with Related Persons

A related party with respect to the Company is generally defined as any person (i) (and, if a natural person, inclusive of his or her immediate family) that holds 10% or more of the Company’s securities, (ii) that is part of the Company’s management, (iii) that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

On August 7, 2017, the Company appointed Jatinder Bhogal to the Board of Directors. Mr. Bhogal has provided consulting services to the Company through his wholly owned company, Vector Asset Management, Inc., pursuant to a Consulting Agreement dated February 1, 2014, as amended on November 11, 2016 and December 1, 2018 (Amendment No. 2). On July 1, 2020 the Company and VAMI entered into an Executive Consulting Agreement, which supersedes the foregoing agreements and pursuant to which Mr. Bhogal, in addition to continuing to serve as a director of the Company will also serve as the Company’s President and Chief Executive Officer. Pursuant to the Consulting Agreements in effect prior to December 1, 2018, Mr. Bhogal received compensation of $5,000 per month. Beginning with Amendment No. 2, Mr. Bhogal received compensation of $18,750 per month and pursuant to the ECA, Mr. Bhogal receives $34,167 per month. Mr. Bhogal also incurs expenses on behalf of the Company which are reimbursed according to the Company’s expense report policy. The Company recognized cash compensation expense in connection with the Consulting Agreements and ECA of $102,500 and $56,250 during the three months ended November 30, 2020 and 2019, respectively. As of November 30, 2020, the Company recognized a related party payable to Mr. Bhogal of $34,167.

During the three months ended November 30, 2020 and 2019, the Company received advances of $0 and $73,005, respectively, from Talia Jevan Properties, Inc., a British Columbia corporation wholly-owned by our former Chairman and majority stockholder, Harmel S. Rayat. The Company repaid Talia Jevan Properties $53,251 and $0 during the three months ended November 30, 2020 and 2019. As of November 30, 2020, there were no balances owing to Talia Jevan Properties, Inc.

Joseph Sierchio, one of the Company’s directors, has maintained his role as the Company’s General Counsel since its inception as Principal of the law firm of Sierchio & Partners, LLP, and then as a Partner with Satterlee Stephens LLP and beginning in August 2020, as Principal of Sierchio Law, LLP pursuant to an engagement letter which provides for an annual fee of $175,000 in exchange for general counsel services. Mr. Sierchio resigned from the Board effective October 22, 2018, and was reappointed on October 1, 2020. During the three months ended November 30, 2020 and 2019, the Company recognized $43,750 and $43,750 of fees for legal services billed by Sierchio Law, LLP.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

F-12

NOTE 8 – Commitments and Contingencies

In September 2020, the Company, through its wholly owned subsidiaries, SolarWindow Asia (USA) Corp. and SolarWindow Asia Co., Ltd., entered a lease for office space in South Korea. The lease has a term of one year from September 23, 2020 through September 23, 2021 with monthly payments of approximately $1,200.

During 2019 the Company made payments totaling $1,292,655 towards the purchase of manufacturing equipment with an estimated total cost of $1,803,000. The remaining $510,345 will be paid upon the completion of the equipment once the final specifications have been determined pending optimization of the Company’s product iteration specific to this equipment. For additional information, see “Note 3 – Property and Equipment” located in the footnotes to our financial statements.

COVID-19

In December 2019, an outbreak of the COVID-19 virus was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 virus a global pandemic and on March 13, 2020, President Donald J. Trump declared the virus a national emergency in the United States. This highly contagious disease has spread to most of the countries in the world and throughout the United States, creating a serious impact on customers, workforces and suppliers, disrupting economies and financial markets, and potentially leading to a world-wide economic downturn. It has caused a disruption of the normal operations of many businesses, including the temporary closure or scale-back of business operations and/or the imposition of either quarantine or remote work or meeting requirements for employees, either by government order or on a voluntary basis. The pandemic may adversely affect our operations, our employees and our employee productivity. It may also impact the ability of our subcontractors, partners, and suppliers to operate and fulfill their contractual obligations, and result in an increase in costs, delays or disruptions in performance. Our employees are working remotely and using various technologies to perform their functions. In reaction to the spread of COVID-19 in the United States, many businesses have instituted social distancing policies, including the closure of offices and worksites and deferring planned business activity. The disruption and volatility in the global and domestic capital markets may increase the cost of capital and limit our ability to access capital. Both the health and economic aspects of the COVID-19 virus are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the coronavirus pandemic and associated protective or preventative measures expand, we may experience a material adverse effect on our business operations, revenues and financial condition; however, its ultimate impact is highly uncertain and subject to change.

NOTE 9 - Net Income (Loss) Per Share

The computation of basic earnings per share (“EPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net income per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share. Therefore, when calculating EPS if the Company experienced a loss, there is no inclusion of dilutive securities as their inclusion in the EPS calculation is antidilutive. Furthermore, options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants (they are in the money).

F-13

Following is the computation of basic and diluted net loss per share for the three months ended November 30, 2020 and 2019:

	Three Months Ended November 30,
	2020	2019
Basic and Diluted EPS Computation
Numerator:
Loss available to common stockholders'	$(2,537,035)	$(1,105,278)
Denominator:
Weighted average number of common shares outstanding	52,959,323	52,959,323
Basic and diluted EPS	$(0.05)	$(0.02)

The shares listed below were not included in the computation of diluted losses per share because to do so would have been antidilutive for the periods presented:
Stock options	7,817,234	2,935,334
Warrants	19,483,517	19,483,517
Total shares not included in the computation of diluted losses per share	27,300,751	22,418,851

NOTE 10 – Subsequent Events

Management has reviewed material events subsequent of the period ended November 30, 2020 and through the date of filing of financial statements in accordance with FASB ASC 855 “Subsequent Events”. In managements opinion, no material subsequent events have occurred as of the date of this quarterly report.

On December 18, 2020, one of our Directors exercised 16,667 stock options on a cashless basis resulting in the issuance of 5,667 shares of restricted common stock.

On December 18, 2020, Mr. John Conklin and the Company entered into an Amendment to the Separation, Consulting and Release of Claims Agreement dated November 24, 2020. Pursuant to the Amendment, no further payments are due to Mr. Conklin and all stock options granted under his employment agreement totaling 1,008,000 are cancelled.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of SolarWindow Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of SolarWindow Technologies, Inc. (the “Company”) as of August 31, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the year ended August 31, 2020 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2020 and the results of its operations and its cash flows for the year ended August 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PKF O’Connor Davies, LLP

We have served as the Company’s auditor since May 28, 2020.

New York, New York

November 9, 2020

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SolarWindow Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of SolarWindow Technologies, Inc., (the “Company”) as of August 31, 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended August 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2019 and the results of its operations and its cash flows for the year ended August 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2018 to 2020.

Melville, NY

November 18, 2019

F-16

SOLARWINDOW TECHNOLOGIES, INC.

BALANCE SHEETS

	August 31,
	2020	2019
ASSETS
Current assets
Cash	$14,151,523	$16,604,011
Deferred research and development costs	574,731	580,879
Prepaid expenses and other current assets	56,147	46,832
Total current assets	14,782,401	17,231,722

Operating lease right-of-use asset	42,212	65,646
Equipment, net of accumulated depreciation of $93,323 and $68,858, respectively	1,349,495	1,368,929
Security deposit	2,200	2,200
Total assets	16,176,308	$18,668,497

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	53,428	$97,549
Related party payables	113,186	57,933
Current maturities of operating lease	24,828	23,169
Total current liabilities	191,442	178,651

Non-current operating lease	17,737	42,564
Total long term liabilities	17,737	42,564
Total liabilities	209,179	221,215

Commitments and contingencies

Stockholders' equity
Preferred stock: $0.10 par value; 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock: $0.001 par value; 300,000,000 shares authorized, 52,959,323 shares issued and outstanding at August 31, 2020 and 2019	52,959	52,959
Additional paid-in capital	76,039,209	71,166,300
Retained deficit	(60,125,039)	(52,771,977)
Total stockholders' equity	15,967,129	18,447,282
Total liabilities and stockholders' equity	$16,176,308	$18,668,497

(The accompanying notes are an integral part of these financial statements)

F-17

SOLARWINDOW TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year Ended August 31,
	2020	2019

Revenue	$-	$-

Operating expenses
Selling, general and administrative	5,323,579	4,431,643
Research and product development	2,279,884	1,979,222
Total operating expenses	7,603,463	6,410,865

Loss from operations	(7,603,463)	(6,410,865)

Other income (expense)
Interest income	250,401	315,344
Interest expense	-	(128,239)
Accretion of debt discount	-	(663,918)
Total other income (expense)	250,401	(476,813)

Net loss	$(7,353,062)	$(6,887,678)

Basic and Diluted Loss per Common Share	$(0.14)	$(0.14)

Weighted average number of common shares outstanding - basic and diluted	52,959,323	48,686,720

(The accompanying notes are an integral part of these financial statements)

F-18

SOLARWINDOW TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED AUGUST 31, 2019 AND 2018

	Common Stock		Additional	Retained	Total Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)
Balance, August 31, 2017	34,329,691	$34,330	$35,363,946	(39,029,752)	(3,631,476)

September 2017 Private Placement units issued for cash	821,600	822	2,554,354	-	2,555,176
Stock based compensation related to stock issuances	210,000	210	1,022,490	-	1,022,700
Exercise of warrants for cash	119,500	120	394,030	-	394,150
Exercise of warrants on a cashless basis	665,703	665	(665)	-	-
Exercise of stock options on a cashless basis	146,162	146	(146)	-	-
Stock based compensation due to common stock purchase options	-	-	1,815,325	-	1,815,325
Discount on convertible promissory note due warrant modifications	-	-	1,074,265	-	1,074,265
Net loss for the year ended August 31, 2018	-	-	-	(6,854,547)	(6,854,547)
Balance, August 31, 2018	36,292,656	36,293	42,223,599	(45,884,299)	(3,624,407)

November 2018 Private Placement units issued for cash	13,200,000	13,200	19,786,800	-	19,800,000
November 2018 Private Placement units issued in exchange for convertible debt	3,466,667	3,466	5,196,534	-	5,200,000
Stock based compensation due to common stock purchase options	-	-	3,959,367	-	3,959,367
Net loss for the year ended August 31, 2019	-	-	-	(6,887,678)	(6,887,678)
Balance, August 31, 2019	52,959,323	$52,959	$71,166,300	(52,771,977)	$18,447,282

(The accompanying notes are an integral part of these financial statements)

F-19

SOLARWINDOW TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended August 31,
	2020	2019
Cash flows from operating activities
Net loss	$(7,353,062)	$(6,887,678)
Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation	24,465	18,349
Stock based compensation expense	4,872,909	3,959,367
Security deposits	-	(2,200)
Accretion of debt discount	-	663,918
Changes in operating assets and liabilities:
Deferred research and development costs	6,148	(446,904)
Prepaid expenses and other assets	(9,315)	11,987
Accounts payable and accrued expenses	(44,121)	3,933
Operating lease assets and liabilities	266	87
Related party payable	55,253	57,933
Interest payable	-	76,057
Net cash flows used in operating activities	(2,447,457)	(2,545,151)

Cash flows used in investing activity
Purchase of equipment	(5,031)	(1,347,664)
Net cash flows used in investing activity	(5,031)	(1,347,664)

Cash flows from financing activities
Proceeds from the issuance of equity securities	-	19,800,000
Net cash flows from financing activities	-	19,800,000

Change in cash	(2,452,488)	15,907,185

Cash at beginning of period	16,604,011	696,826

Cash at end of period	$14,151,523	$16,604,011

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$52,182
Income taxes paid in cash	$-	$-

Supplemental disclosure of non-cash transactions:
Common stock issued for conversion of note payable	$-	$5,200,000

(The accompanying notes are an integral part of these financial statements)

F-20

SOLARWINDOW TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED AUGUST 31, 2020 AND 2019

NOTE 1 – Organization

SolarWindow Technologies, Inc. was incorporated in the State of Nevada on May 5, 1998. Products derived from the Company’s SolarWindow™ technology harvest light energy from the sun and from artificial light sources, by generating electricity from a transparent coating of organic photovoltaic (“OPV”) solar cells, applied to glass and plastics, thereby creating a “photovoltaic” effect. The Company’s ticker symbol is WNDW.

Photovoltaics are commonly known as “solar panels” providing a method to generate electricity using solar cells to convert energy from light into a flow of electrons. Conventional PV power is generated by solar modules composed of interconnected mono- or poly-crystalline cells containing PV and electricity-conducting materials. These materials are usually opaque (i.e., non-transparent) and only effectively generate electricity with sun light. The Company’s researchers have replaced these materials with very thin layers of specially developed compounds that allow our SolarWindow™ technology to remain see-through or “transparent” while generating electricity when exposed to either sun or artificial light. SolarWindow™ coatings generate electricity when exposed to direct, diffused, filtered, low, or reflected natural or artificial light. The company has filed patent applications related to the application and fabrication of SolarWindow™ devices using these compounds.

Liquidity and Management’s Plan

The Company does not have any commercialized products, has not generated any revenue since inception and has sustained recurring losses and negative cash flows from operations since inception. Due to the “start-up” nature of our business, we expect to incur losses as we continue development of our products and technologies. As of August 31, 2020, the Company had $14,151,523 of cash on hand and working capital of $14,590,959. The Company believes that it currently has sufficient cash to meet its funding requirements over the next twelve months following the issuance of this Annual Report on Form 10-K. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it may need to raise additional capital to accomplish its business plan over the next several years. If additional funding is required, the Company expects to seek to obtain that funding through financial or strategic investors. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

NOTE 2 – Summary of Significant Accounting Policies

Principles of Consolidation

On July 5, 2019, the Board of Directors voted to dissolve Kinetic Energy Corporation (“KEC”) and New Energy Solar (“NES”). KEC was incorporated on June 19, 2008. NES was incorporated on February 9, 2009. Neither KEC nor NES had operating activity for the year ended August 31, 2019.

On August 24, 2020, the Company formed wholly owned SolarWindow Asia (USA) Corp. as the holding company for SolarWindow Asia Co. Ltd., a company formed in the Republic of Korea for the purpose of expansion into the Asian markets. As of August 31, 2020, the Company had not capitalized the Korean subsidiaries and there were no transactions related to these entities during the year ended August 31, 2020.

As a result, the financial statements presented are solely those of SolarWindow Technologies, Inc.

Use of Estimates

The preparation of the Company’s financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets, liabilities and expenses. These estimates and assumptions are affected by management’s application of accounting policies. On an on-going basis, the Company evaluates its estimates. Actual results and outcomes may differ materially from these estimates and assumptions.

F-21

Cash and Cash Equivalents

The Company considers cash deposits to be cash and all highly liquid investment instruments with original maturities of 90 days or less when purchased, to be cash equivalents. Cash deposits are carried at cost which approximates their fair value.

The Company had $14,151,523 of cash deposits as of August 31, 2020, including $282,042 in domestic bank accounts and $13,869,481 held in Canadian bank accounts in excess of Canadian Deposit Insurance Corporation insured limits.

Leases

The Company recognizes their leases with a term of greater than a year on the balance sheet by recording right-of-use assets and lease liabilities. Leases can be classified as either operating leases or finance leases. Operating leases will result in straight-line lease expense, while finance leases will result in front-loaded expense. The Company’s lease consists of an operating lease for office space. The Company does not recognize a lease liability or right-of-use asset on the balance sheet for short-term leases. Instead, the Company recognizes short-term lease payments as an expense on a straight-line basis over the lease term. A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

Equipment

Fixed assets are carried at cost, less accumulated depreciation. Major improvements are capitalized, while repair and maintenance are expensed when incurred. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in that period.

Depreciation is computed on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives (in years)
Computer equipment and software	3
Equipment, furniture and fixtures	5

Patent and Trademark Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

Fair Value Measurements

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities measured and recorded on a recurring or nonrecurring basis with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities measured and recorded on a recurring or nonrecurring basis with Level 2 inputs.

F-22

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company has no assets or liabilities measured and recorded on a recurring or nonrecurring basis with Level 3 inputs.

Fair Value of Financial Instruments

The carrying value of cash and accounts payable approximate their fair value because of the short-term nature of these instruments and their liquidity. It is not practical to determine the fair value of the Company’s notes payable due to the complex terms. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Research and Product Development

Research and product development costs represent costs incurred to develop the Company’s technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs. Research and product development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718, Stock Based Compensation.  ASC 718 requires all stock-based payments to directors, employees and consultants, including grants of stock options, to be recognized in the consolidated statements of operations based on their fair values. The Company uses the Black-Scholes option pricing model (the “Black-Scholes Model”) to determine the weighted-average fair value of options granted and recognizes the compensation expense of stock-based awards on a straight-line basis over the vesting period of the award. If a stock-based award contains performance-based conditions, at the point that it becomes probable that the performance conditions will be met, the Company records a cumulative catch-up of the expense from the grant date to the current date, and then amortizes the remainder of the expense over the remaining service period. Management evaluates when the achievement of a performance-based condition is probable based on the expected satisfaction of the performance conditions as of the reporting date.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model requires the use of the following assumptions: expected volatility of our common stock, which is based on our own calculated historical rate; expected life of the option award, which we elected to calculate using the simplified method; expected dividend yield, which is 0%, as we have not paid and do not have any plans to pay dividends on our common stock; and the risk-free interest rate, which is based on the U.S. Treasury rate in effect at the time of grant with maturities equal to the stock option award’s expected life. The Company evaluates the assumptions used to value the awards at each grant date and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Forfeitures are accounted for as they occur. See “NOTE 6 – Common Stock and Warrants” and “NOTE 7 - Stock Options” for additional information on the Company’s stock-based compensation plans.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions, if any, taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively.

F-23

Segment Reporting

The Company’s business is considered to be operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

Net Income (Loss) Per Share

The computation of basic earnings per share (“EPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net income per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on earnings per share. Therefore, when calculating EPS if the Company experienced a loss, there is no inclusion of dilutive securities as their inclusion in the EPS calculation is antidilutive. Furthermore, options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants (they are in the money).

Following is the computation of basic and diluted net loss per share for the years ended August 31, 2020 and 2019:

	Years Ended August 31,
	2020	2019
Basic and Diluted EPS Computation
Numerator:
Loss available to common stockholders'	$(7,353,062)	$(6,887,678)
Denominator:
Weighted average number of common shares outstanding	52,959,323	48,986,720
Basic and diluted EPS	$(0.14)	$(0.14)

The shares listed below were not included in the computation of diluted losses per share because to do so would have been antidilutive for the periods presented:
Stock options	7,804,734	2,777,334
Warrants	19,483,517	19,483,517
Total shares not included in the computation of diluted losses per share	27,288,251	22,260,851

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company for fiscal years beginning after August 31, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company will early adopt ASU 2020-06 beginning with our fiscal year starting on September 1, 2021. We do not expect the adoption of ASU 2020-06 to have a material impact on our consolidated financial statements.

F-24

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. We do not expect the adoption of ASU 2019-12 to have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which simplifies the accounting for share-based payments made to non-employees so the accounting for such payments is substantially the same as those made to employees. Under this ASU, share based awards to non-employees will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718 upon vesting which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company elected to early adopt ASU 2018-07 effective July 1, 2018. The adoption of this standard had no impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718) Scope of Modification Accounting. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for public business entities for reporting periods for which financial statements have not yet been issued. The Company adopted ASU 2017-09 beginning September 1, 2018 with no impact on its Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842)”, which supersedes ASC Topic 840, Leases, and creates a new topic, ASC 842, Leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than 12 months. Presentation of leases within the consolidated statements of operations and consolidated statements of cash flows will be generally consistent with the current lease accounting guidance. The ASU is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. The Company early adopted ASU No. 2016-02 beginning September 1, 2018. The adoption of the standard did not impact the Company’s consolidated net earnings and had no impact on cash flows. As of May 1, 2019, the Company entered into an operating lease for office space. See “NOTE 8 – Lease” for additional information.

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable, the Company has not identified any standards that the Company believes merit further discussion. The Company believes that none of the new standards will have a significant impact on the financial statements.

NOTE 3 – Equipment

Equipment consists of the following:

	August 31,
	2020	2019
Computers, office equipment and software	$23,709	$18,678
Furniture and fixtures	12,634	12,634
Product development and manufacturing equipment	113,820	113,820
In-process equipment	1,292,655	1,292,655
Total equipment	1,442,818	1,437,787
Accumulated depreciation	(93,323)	(68,858)
Equipment, net	$1,349,495	$1,368,929

F-25

 During the years ended August 31, 2020 and 2019, the Company purchased $5,031 and $1,347,664, respectively, of equipment. During the years ended August 31, 2020 and 2019, the Company recognized depreciation expense of $24,465 and $18,349, respectively.

During the year ended August 31, 2019, the Company made payments for in-process equipment totaling $1,292,655 towards the purchase of manufacturing equipment with an estimated total cost of $1,803,000. That in-process equipment will provide a significant increase in our ability to develop and showcase prototype products and components at or near “commercial size.” The remaining $510,345 will be paid upon the completion of the equipment once the final specifications have been determined pending optimization of the Company’s product iteration specific to this equipment.

NOTE 4 - Debt

As of August 31, 2018, the Company had the following outstanding debt balances which were converted to Units (defined below) during the year ended August 31, 2019:

	Issue Date	Maturity Date	Principal	Debt Discount	Balance	Interest Payable
As of August 31, 2018:
March 2015 Loan as amended	3/4/2015	12/31/2019	$600,000	$-	$600,000	$186,797
2013 Note as amended	10/7/2013	12/31/2019	3,000,000	(663,918)	2,336,082	1,337,146
			$3,600,000	$(663,918)	$2,936,082	$1,523,943

March 2015 Loan as Amended

On March 4, 2015, the Company entered into a Bridge Loan Agreement with 1420468 Alberta Ltd. (which has since been merged with and into Kalen Capital Corporation, a British Columbia corporation wholly-owned by our former Chairman, Harmel S. Rayat (the “Investor”)). Pursuant the Bridge Loan Agreement, the Company borrowed $600,000 at an annual interest rate of 7% (the “March 2015 Loan”), compounded quarterly, with a default rate of 15%.

On November 3, 2017, the Company entered into the Third Amendment related to the March 2015 Loan pursuant to which the Company and the Investor amended the March 2015 loan to extend the maturity date to December 31, 2019. As consideration for the note extension, the interest rate was increased to 10.5%. On November 26, 2018, $798,566 of the March 2015 Loan was converted in exchange for 532,377 Units pursuant to the November 2018 Private Placement except for $7,922 of accrued interest which the Company agreed to repay from proceeds from the November 2018 Private Placement. See “Note 5 – November 2018 Private Placement” for additional information.

During the year ended August 31, 2019, the Company recognized $19,691 of interest expense.

2013 Note as Amended

On October 7, 2013, the Company sold to the Investor an unsecured Convertible Promissory Note (the “2013 Note”) in the amount of $3,000,000 with 7% interest compounded quarterly. According to the terms of the amended 2013 Note, the Investor may elect to convert principal and accrued interest into units of the Company’s equity securities, with each Unit consisting of (a) one share of common stock; and (b) one Stock Purchase Warrant for the purchase of one share of common stock. The conversion price for each Unit is the lesser of (i) $1.37; or (ii) 70% of the 20 day average closing price of the Company’s common stock prior to conversion, subject to a floor of $1.00 with the exercise price of each Warrant being equal to 60% of the 20 day average closing price of the Company’s common stock prior to conversion. On November 26, 2018, $4,401,434 of the 2013 Note was converted in exchange for 2,934,290 Units pursuant to the November 2018 Private Placement except for $44,260 of accrued interest which the Company agreed to repay from proceeds from the November 2018 Private Placement. See “Note 5 – November 2018 Private Placement” for additional information.

F-26

On November 3, 2017, the Company entered into the Third Amendment related to the 2013 Note pursuant to which the Company and the Investor amended the 2013 Note to extend the maturity date to December 31, 2019. As consideration for the note extension, the interest rate was increased to 10.5% and all outstanding warrants held by the Investor had their maturity date extended to December 31, 2022, resulting in an additional debt discount of $1,074,265 as of November 3, 2017. The modification did not result in a gain or loss due to the related party nature of the transaction.

During the year ended August 31, 2019, the Company recognized $108,548 of interest expense. Accretion of the debt discount related to the 2013 Note as amended amounted to $663,918 during the year ended August 31, 2019.

NOTE 5 – November 2018 Private Placement

On November 26, 2018, the Company completed a self-directed offering (the “November 2018 Private Placement”) to accredited investors of 16,666,667 units of the Company’s equity securities (each a “Unit” and collectively, the “Units”) at a price of $1.50 per Unit with each Unit comprised of (a) one share of unregistered common stock; and (b) one warrant to purchase one share of common stock at a price, subject to certain adjustments, of $1.70 per share for a period of seven (7) years (the “Series T Warrant”). The Unit price represents an approximately 20% discount to the closing price of the Company's common stock on October 29, 2018, the date the Investor and the Board agreed to enter into a significant financing arrangement. Pursuant to the November 2018 Private Placement, the Company issued 13,200,000 Units in exchange for cash of $19,800,000 and 3,466,667 Units for the conversion of $5,200,000 of the principal and unpaid interest owed under the 2013 Note and the March 2015 Loan. The interest payable remaining under the notes totals $52,182, which the Company agreed to repay from proceeds received under the November 2018 Private Placement. Of the 13,200,000 Units issued in exchange for cash, Kalen Capital Corporation purchased 13,100,000 Units.

The Series T Warrants were accounted for pursuant to ASC 470-20-25-2. The relative fair value of the common stock was estimated to be $13,687,151. The relative fair value of the Series T Warrants was estimated to be $11,312,849 as determined based on the relative fair value allocation of the proceeds received. The Series T Warrants were valued using the Black-Scholes option pricing model using the following variables: market price of common stock - $2.94 per share; estimated volatility – 85.85%; 7-year risk free interest rate – 2.97%; expected dividend rate - 0% and expected life - 7 years.

NOTE 6 – Common Stock and Warrants

Common Stock

At August 31, 2020, the Company had 300,000,000 authorized shares of common stock with a par value of $0.001 per share, 52,959,323 shares of common stock outstanding and 6,036,685 shares reserved for issuance under the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) as adopted and approved by the Company’s Board on October 10, 2006 that provides for the grant of stock options to employees, directors, officers and consultants. See “NOTE 7 - Stock Options” for additional information.

During the year ended August 31, 2019, the Company completed the November 2018 Private Placement of 16,666,667 units at a price of $1.50 per unit. Each unit consisted of one share of common stock and one Series T Stock Purchase Warrant to purchase one (1) share of common stock at an exercise price of $1.70 per share for a period of seven (7) years. See “NOTE 5 – November 2018 Private Placement” for additional information.

F-27

Warrants

Each of the Company’s warrants outstanding entitles the holder to purchase one share of the Company’s common stock for each warrant share held. Other than the Series O Warrants and Series P Warrants, all of the following warrants may be exercised on a cashless basis. A summary of the Company’s warrants outstanding and exercisable as of August 31, 2020 and 2019 is as follows:

	Shares of Common Stock
	Issuable from Warrants		Weighted
	Outstanding as of August 31,		Average	Date Of
Description	2020	2019	Exercise Price	Issuance	Expiration
Series M	246,000	246,000	$2.34	December 7, 2015	December 31, 2022
Series N	767,000	767,000	$3.38	December 31, 2015	December 31, 2022
Series P	213,500	213,500	$3.70	March 25, 2016	December 31, 2022
Series R	468,750	468,750	$4.00	June 20, 2016	December 31, 2022
Series S-A	300,000	300,000	$2.53	July 24, 2017	December 31, 2022
Series S	821,600	821,600	$3.42	September 29, 2017	September 29, 2022
Series T	16,666,667	16,666,667	$1.70	November 26, 2018	November 26, 2025
Total	19,483,517	19,483,517

NOTE 7 - Stock Options

Stock option grants pursuant to the 2006 Plan vest either immediately or over zero to five years and expire from six to ten years after the date of grant. Stockholders previously approved 15,000,000 shares for grant under the 2006 Plan, of which 6,036,685 remain available for grant, 1,305,001 have been exercised in total with 629,677 net shares (due to a cashless exercise feature) issued pursuant to such exercises of vested options from inception of the 2006 Plan through August 31, 2020. All shares approved for grant and subsequently forfeited are available for future grant. The Company does not repurchase shares to fulfill the requirements of options that are exercised and therefore issues new shares when options are exercised. The 2006 Plan was approved by stockholders on February 7, 2011 and expires according to its terms on February 7, 2021.

The Company employs the following key weighted-average assumptions in determining the fair value of stock options, using the Black-Scholes Model and the simplified method to estimate the expected term of “plain vanilla” options:

	Years Ended August 31,
	2020			2019
Expected dividend yield		–				–
Expected stock price volatility	82.94	–	99.44%		87.42	–	87.84%
Risk-free interest rate	0.08	–	1.69%				1.84%
Expected term (in years)	1.87	–	5.75		4.5	–	5.0
Exercise price	$2.32	–	8.00	$			3.54
Weighted-average grant date fair-value	$1.15	–	1.84		$2.35	–	2.43

F-28

A summary of the Company’s stock option activity for the years ended August 31, 2020 and 2019 and related information follows:

	Number of Shares Subject to Option Grants	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($)
Outstanding at August 31, 2018	1,291,334	5.22
Grants	1,506,000	3.54
Forfeitures and cancellations	(20,000)	4.87
Outstanding at August 31, 2019	2,777,334	4.31
Grants	5,158,000	4.06
Forfeitures and cancellations	(130,600)	3.54
Outstanding at August 31, 2020	7,804,734	4.16	5.54	3,030,518
Exercisable at August 31, 2020	3,853,734	3.64	6.54	1,526,908

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of the period covered by this report and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all in-the-money option holders exercised their vested options on August 31, 2020. The intrinsic value of the option changes based upon the fair market value of the Company’s common stock. Since the closing stock price was $3.66 on August 30, 2020 and 4,075,900 outstanding options have an exercise price below $3.66 per share, as of August 31, 2020, there is $3,030,518 and $1,526,908 of intrinsic value to the totality of the Company’s outstanding stock options and vested options, respectively.

Year Ended August 31, 2020

On August 31, 2020, the Company’s Board granted 2,500,000 options to John Rhee, Director and CEO of our Korean subsidiary with an exercise price of $3.66 as to 1,000,000 options, $6.00 as to 800,000 options and $8.00 as to 700,000 options, exercisable on a cashless basis any time prior to the Company’s listing of any of its securities for trading on a national stock exchange, three year term and vesting at the rate of 500,000 on the date of grant, 800,000 on the six month anniversary, 700,000 on the one-year anniversary and 500,000 on the eighteen month anniversary.

On July 1, 2020, the Company’s Board granted 2,500,000 options to Jatinder S. Bhogal with an exercise price of $2.60, exercisable on a cashless basis any time prior to the Company’s listing of any of its securities for trading on a national stock exchange, six year term and immediate vesting as to 1,250,000 options and July 1, 2021 as to 1,250,000 options.

On October 9, 2019, the Company granted 153,000 options to an employee with an exercise price of $2.32, vesting at the rate of 1/36th per month and ten-year term.

On September 16, 2019, the Board granted 5,000 options to a consultant with an exercise price of $3.54, vesting at the rate of 1/20th per quarter and six-year term.

During the year ended August 31, 2020, there were 130,600 vested options forfeited.

Year Ended August 31, 2019

On July 5, 2019, the Company’s Board granted 498,000 options to directors and employees with an exercise price of $3.54, vesting at the rate of 1/20th per quarter and six year term. Additionally, on July 5, 2019, the Board granted to Jatinder S. Bhogal, Director, 1,008,000 stock purchase options with an exercise price of $3.54, exercisable on a cashless basis, ten year term and immediate vesting of the entire grant.

F-29

Due to his resignation from the Board of Directors on October 22, 2018, Joseph Sierchio forfeited 20,000 unvested stock options with an exercise price of $4.87 which resulted in the Company reversing previously recorded stock compensation expense related to the vesting of said options in the amount of $58,367.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, that were recorded in the Company’s Statements of Operations for the years ended August 31, 2020 and 2019:

	Year Ended August 31,
	2020	2019
Stock Compensation Expense:
SG&A	$3,788,538	$2,993,532
R&D	1,084,371	965,835
Total	$4,872,909	$3,959,367

As of August 31, 2020, the Company had $7,116,483 of unrecognized compensation cost related to unvested stock options which is expected to be recognized over a period of 4.00 years.

The following table summarizes information about stock options outstanding and exercisable at August 31, 2020:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares Subject to Outstanding Options	Weighted Average Contractual Life (years)	Weighted Average Exercise Price ($)	Number of Shares Subject To Options Exercise	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)
2.32	153,000	9.11	2.32	42,500	9.11	2.32
2.60	2,500,000	5.84	2.60	1,250,000	5.84	2.60
3.28	7,500	6.21	3.28	7,500	6.21	3.28
3.46	35,000	5.35	3.46	35,000	5.35	3.46
3.54	1,380,400	7.78	3.54	1,125,900	8.43	3.54
3.66	1,000,000	3.00	3.66	500,000	3.00	3.66
4.87	187,500	7.23	4.87	187,500	7.23	4.87
5.35	1,008,000	7.34	5.35	672,000	7.34	5.35
5.94	33,334	0.31	5.94	33,334	0.31	5.94
6.00	800,000	3.00	6.00	-	3.00	6.00
8.00	700,000	3.00	8.00	-	3.00	8.00
Total	7,804,734	5.54	4.16	3,853,734	6.54	3.64

NOTE 8 – Lease

On May 1, 2019, the Company leased office space in Vestal, New York and entered into a Professional Building Lease Agreement (the “Lease”). The Lease has an initial term of three years through May 1, 2022 with monthly rent due of $2,200 for the first two years and $2,266 during year three. The Company has the sole option to renew the lease for an additional two years through May 1, 2024. The amounts disclosed in the Balance Sheets pertaining to the right-of-use asset and lease liability are measured based on only the initial, three-year term.

The Company’s existing Lease is not subject to any restrictions or covenants which preclude its ability to pay dividends, obtain financing, or enter into additional Lease’s.

As of August 31, 2020, the Company has not entered into any leases which have not yet commenced which would entitle the Company to significant rights or create additional obligations.

F-30

The Company used its estimated incremental borrowing rate as the basis to calculate the present value of future lease payments at lease commencement. The incremental borrowing rate represents the rate the Company would have to pay to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

The components of Lease expenses are as follows:

	Year Ended August 31, 2020
	2020	2019
Operating lease cost	$26,664	$8,888
Short-term lease costs	-	-
Total net lease costs	$26,664	$8,888

 supplemental balance sheet information related to the Lease is as follows:

	As of August 31,
	2020	2019
Operating lease right-of-use asset	$42,212	$65,646

Current maturities of operating lease	$24,828	$23,169
Non-current operating lease	17,736	42,564
Total operating lease liabilities	$42,564	$65,733

Weighted Average remaining lease term (in years):	1.67	2.9
Discount rate:

In September 2020, the Company, through its wholly owned subsidiaries, SolarWindow Asia (USA) Corp. and SolarWindow Asia Co., Ltd., entered a lease for office space in South Korea. The lease has a term of one year from September 23, 2020 through September 23, 2021 with monthly payments of approximately $1,200.

The Company’s future lease payments, which are presented as current maturities of operating leases and non-current operating leases liabilities on the Company’s balance sheets as of August 31, 2020 are as follows:

Amount
2021	26,664
2022	18,128
Total lease payments	44,792
Less: Imputed interest	(2,228)
Total lease obligation	42,564
Less: current lease obligations	24,828
Long term lease obligations	$17,736

NOTE 9 - Transactions with Related Persons

A related party with respect to the Company is generally defined as any person (i) (and, if a natural person, inclusive of his or her immediate family) that holds 10% or more of the Company’s securities, (ii) that is part of the Company’s management, (iii) that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

On August 7, 2017, the Company appointed Jatinder Bhogal to the Board of Directors. Mr. Bhogal has provided consulting services to the Company through his wholly owned company, Vector Asset Management, Inc., pursuant to a Consulting Agreement dated February 1, 2014, as amended on November 11, 2016 and December 1, 2018 (Amendment No. 2). On July 1, 2020 the Company and VAMI entered into an Executive Consulting Agreement, which supersedes the foregoing agreements and pursuant to which Mr. Bhogal, in addition to continuing to serve as a director of the Company will also serve as the Company’s President and Chief Executive Officer. Pursuant to the Consulting Agreements in effect prior to December 1, 2018, Mr. Bhogal received compensation of $5,000 per month. Beginning with Amendment No. 2, Mr. Bhogal received compensation of $18,750 per month and pursuant to the ECA, Mr. Bhogal receives 34,167 per month. Mr. Bhogal also incurs expenses on behalf of the Company which are reimbursed according to the Company’s expense report policy. The Company recognized cash compensation expense in connection with the Consulting Agreements and ECA of $255,833 and $183,750 during the years ended August 31, 2020 and 2019, respectively. As of August 31, 2020, the Company recognized a related party payable to Mr. Bhogal of $48,758.

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During the year ended August 31, 2020, Talia Jevan Properties, Inc., a British Columbia corporation wholly-owned by the Investor, made advances on behalf of the Company totaling $210,415 and $15,497 during the years ended August 31, 2020 and 2019, respectively. The Company repaid Talia Jevan Properties $172,661 and $0 during the years ended August 31, 2020 and 2019, respectively. As of August 31, 2020, the Company owed Talia Jevan Properties, Inc. $53,251.

The law firm of Sierchio & Partners, LLP, of which Joseph Sierchio, one of the Company’s directors, was a principal, had provided counsel to the Company since its inception. Beginning in September 2016, Mr. Sierchio became a partner at Satterlee Stephens LLP (“Satterlee”). Concurrently with Mr. Sierchio’s move to Satterlee, the Company engaged with Satterlee to provide legal counsel with Mr. Sierchio maintaining his role as the Company’s primary attorney. Mr. Sierchio resigned from the Board effective October 22, 2018, and was reappointed on October 1, 2020. Mr. Sierchio has maintained his role as the Company’s General Counsel. During our fiscal year ended August 31, 2019 (from September 1, 2018 through October 22, 2018, the date of Mr. Sierchio’s resignation from the Board), the Company recognized $3,480 of fees for legal services billed by firms associated with Mr. Sierchio.

On November 26, 2018, the Company completed the November 2018 Private Placement to accredited investors of 16,666,667 Units of the Company’s equity securities at a price of $1.50 per Unit with each Unit comprised of (a) one share of common stock; and (b) one Series T Warrant to purchase one share of common stock at a price of $1.70 per share for a period of seven (7) years. The Investor participated in the November 2018 Private Placement by purchasing 13,100,000 Units in exchange for cash of $19,650,000 and converting $5,200,000 owing under the March 2015 Loan and 2013 Note into 3,466,667 Units.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

NOTE 10 – Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted into law. The Act applies to corporations generally beginning with taxable years starting after December 31, 2017 and reduces the corporate tax rate from a graduated set of rates with a maximum 35% tax rate to a flat 21% tax rate. Additionally, the Act introduced other changes that impacted corporations, including a net operating loss (“NOL”) deduction annual limitation, an interest expense deduction annual limitation, elimination of the alternative minimum tax, and immediate expensing of the full cost of qualified property. The Act also introduced an international tax reform that moved the U.S. toward a territorial system, in which income earned in other countries will generally not be subject to U.S. taxation. However, the accumulated foreign earnings of certain foreign corporations were subject to a one-time transition tax, which can be elected to be paid over an eight-year tax transition period, using specified percentages, or in one lump sum. NOL and foreign tax credit (“FTC”) carryforwards can be used to offset the transition tax liability. This change had no impact on the Company as it has not earned taxable income in the past and it has significant NOL carryforwards.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at August 31, 2020 and 2019 are as follows:

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	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$6,598,870	$5,901,666
Capitalized research and development	1,069,124	1,014,380
Depreciation	1,762	(7,353)
Stock based compensation	3,006,736	1,983,425
Research and development credit carry forward	657,737	599,646
Total deferred tax assets	11,334,229	9,491,764
Less: valuation allowance	(11,334,229)	(9,491,764)
Net deferred tax asset	$-	$-

The net increase in the valuation allowance for deferred tax assets was $1,842,465 and $1,594,583 during the year ended August 31, 2020 and 2019, respectively. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at August 31, 2020 available to offset future federal taxable income, if any, of $31,423,193. These carryforwards may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period.

In addition, the Company has research and development tax credit carry forwards of $657,737 at August 31, 2020, which are available to offset federal income taxes.

The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The effects of state income taxes were insignificant for the years ended August 31, 2020 and 2019.

The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rate of 21% for the year ended August 31, 2020 and 2019:

	2020	2019
Income tax benefit at statutory rate	$1,544,143	$1,446,412
Permanent differences	240,231	69,190
Research and development credit	58,091	78,981
Change in valuation allowance	(1,842,465)	(1,594,583)
	$-	$-

The fiscal years 2018 through 2020 remain open to examination by federal authorities and other jurisdictions in which the Company operates.

The Company does not have any uncertain tax positions at August 31, 2020 and 2019 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

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NOTE 11 – Commitments and Contingencies

The Company entered into an operating lease for office space with a term from May 1, 2019 through May 1, 2022 with monthly rent due of $2,200 for the first two years and $2,266 during year three. For additional information, see “Note 8 – Lease” located in the footnotes to our financial statements.

In September 2020, the Company, through its wholly owned subsidiaries, SolarWindow Asia (USA) Corp. and SolarWindow Asia Co., Ltd., entered a lease for office space in South Korea. The lease has a term of one year from September 23, 2020 through September 23, 2021 with monthly payments of approximately $1,200.

During 2019 the Company made payments totaling $1,292,655 towards the purchase of manufacturing equipment with an estimated total cost of $1,803,000. The remaining $510,345 will be paid upon the completion of the equipment once the final specifications have been determined pending optimization of the Company’s product iteration specific to this equipment. For additional information, see “Note 3 – Equipment” located in the footnotes to our financial statements.

COVID-19

In December 2019, an outbreak of the COVID-19 virus was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 virus a global pandemic and on March 13, 2020, President Donald J. Trump declared the virus a national emergency in the United States. This highly contagious disease has spread to most of the countries in the world and throughout the United States, creating a serious impact on customers, workforces and suppliers, disrupting economies and financial markets, and potentially leading to a world-wide economic downturn. It has caused a disruption of the normal operations of many businesses, including the temporary closure or scale-back of business operations and/or the imposition of either quarantine or remote work or meeting requirements for employees, either by government order or on a voluntary basis. The pandemic may adversely affect our operations, our employees and our employee productivity. It may also impact the ability of our subcontractors, partners, and suppliers to operate and fulfill their contractual obligations, and result in an increase in costs, delays or disruptions in performance. Our employees are working remotely and using various technologies to perform their functions. In reaction to the spread of COVID-19 in the United States, many businesses have instituted social distancing policies, including the closure of offices and worksites and deferring planned business activity. The disruption and volatility in the global and domestic capital markets may increase the cost of capital and limit our ability to access capital. Both the health and economic aspects of the COVID-19 virus are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the coronavirus pandemic and associated protective or preventative measures expand, we may experience a material adverse effect on our business operations, revenues and financial condition; however, its ultimate impact is highly uncertain and subject to change.

NOTE 12 – Subsequent Events

Management has reviewed material events subsequent of the period ended August 31, 2020 and through the date of filing of financial statements in accordance with FASB ASC 855 “Subsequent Events”. In managements opinion, no material subsequent events have occurred as of the date of this annual report.

From September 1 – October 26, 2020, the Company made capital contributions of $78,000 to SolarWindow Asia Co., Ltd., a Korean foreign direct investment company. The Board has approved an additional $753,000 for transfer to the Korean subsidiary.

On October 20, 2020, the Company settled all outstanding related party payables to Talia Jevan Properties, Inc., by making a payment of $53,251.

On October 19, 2020, the Company granted 50,000 options to Joseph Sierchio in connection with his appointment to the Board. The options have an exercise price of $3.42, vest as to 12,500 immediately and 12,500 each anniversary thereafter and expires on October 19, 2026.

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